EXECUTION VERSION

ENGINEERING, PROCUREMENT & CONSTRUCTION CONTRACT

BETWEEN

KEPPEL SHIPYARD LIMITED

AND

GOLAR GANDRIA N.V.

(“GANDRIA Main Building Contract”)

FOR THE REPAIR, MODIFICATION & CONVERSION
OF THE GANDRIA INTO A FLNG VESSEL

TABLE OF CONTENTS

1.DEFINITIONS    7
2.EFFECTIVE DATE    17
3.EARLY WORKS    19
4.OWNER’S NOTICE TO PROCEED    20
5.DELIVERY OF THE VESSEL    21
6.PERFORMANCE OF THE WORKS    22
7.DESIGN RESPONSIBILITY    23
8.CLASSIFICATION, CERTIFICATION AND DOCUMENTATION    24
9.FACILITIES FOR THE OWNER AT THE YARD    24
10.SUB-CONTRACTING    25
11.SUPERVISION, DRAWINGS, APPROVAL & INSPECTION & TESTS    25
12.PROGRESS REPORTING    28
13.VARIATIONS AND MODIFICATIONS    28
14.ERRORS AND CHANGES    30
15.CONTRACT PRICE AND TERMS OF PAYMENT    31
16.ADJUSTMENT OF CONTRACT PRICE    34
17.MECHANICAL COMPLETION    36
18.PRE-COMMISSIONING OF SUB-CONTRACT WORKS    36
19.COMMISSIONING OF THE WORKS    37
20.VESSEL LEAVING THE YARD    37
21.COMMISSIONING AT ANCHORAGE    37
22.REDELIVERY    38
23.SAILAWAY    39
24.PROJECT SITE WORKS    39
25.CONDITIONS PRECEDENT FOR PROJECT SITE COMMISSIONING    41
26.PROJECT SITE COMMISSIONING    43
27.START UP AND PERFORMANCE TESTS    43
28.FINAL ACCEPTANCE    47
29.DELAYS AND PERFORMANCE DEFICIENCIES – SUB-CONTRACT WORKS    48
30.DELAYS & EXTENSION OF TIME FOR REDELIVERY    49
31.SUSPENSION    51
32.TERMINATION FOR CAUSE    53
33.TERMINATION FOR CONVENIENCE    57
34.WARRANTY    58
35.LIABILITIES & INDEMNITIES    60
36.INSURANCE    62
37.PATENTS, TRADEMARKS, COPYRIGHTS ETC.    63
38.OWNER FURNISHED EQUIPMENT    64
39.CONFIDENTIALITY    65
40.INTELLECTUAL PROPERTY RIGHTS IN RELATION TO THE CONTRACTOR’S SCOPE    66
41.NOTICES    69
42.HEALTH, SAFETY, ENVIRONMENT & QUALITY ASSURANCE    69
43.GENERAL    71
44.TAXES & DUTIES    72
45.INTERPRETATION    72
46.DISPUTE RESOLUTION    72
47.SECURITIES    73
48.COMPLIANCE WITH ANTI-BRIBERY LAWS AND SANCTIONS    74

APPENDIX 1A: OWNER’S BASIS OF DESIGN78
APPENDIX 1B: OUTLINE SPECIFICATION OF CONVERSION, SPECIFICATION OF DRY-DOCKING AND REPAIR WORK79
APPENDIX 1C: OWNER RELY-UPON INFORMATION80
APPENDIX 1D: PRELIMINARY PROJECT SCHEDULE81
APPENDIX 2: GANDRIA TOPSIDES AGREEMENT82
APPENDIX 3: PRICE SCHEDULE83
APPENDIX 4: OFE AND OWNER ENGINEERING DELIVERABLES ROS DATES84
APPENDIX 5: PRELIMINARY PROJECT EXECUTION PLAN85
APPENDIX 6: PRELIMINARY SITE HEALTH, SAFETY AND ENVIRONMENTAL MANAGEMENT PLAN86
APPENDIX 7: PRELIMINARY PROJECT QUALITY PLAN87
APPENDIX 8: APPROVED VENDOR AND SUBCONTRACTOR LIST88
APPENDIX 9: ADMINISTRATION PROCEDURE89
APPENDIX 10: FORMS90

DELIVERY CERTIFICATE89
PROTOCOL OF MECHANICAL COMPLETION90
PROTOCOL OF REDELIVERY AND ACCEPTANCE91
FORM OF CORPORATE GUARANTEE92
CERTIFICATE OF VESSEL LEAVING THE YARD93
MECHANICAL COMPLETION CERTIFICATE / PROTOCOL OF MECHANICAL COMPLETION94
READY FOR STARTUP CERTIFICATE95
READY FOR FIRST GAS CERTIFICATE96
FORM OF VESSEL MORTGAGE97
FORM OF BANK GUARANTEE98

ENGINEERING, PROCUREMENT & CONSTRUCTION CONTRACT

This Engineering, Procurement & Construction Contract (“Agreement” or “GANDRIA Main Building Contract”) is made this 21st day of July 2015 (the “Date of Agreement”), by and between GOLAR GANDRIA N.V., a limited liability company duly incorporated on 4 July 2008 in, and validly existing under, the laws of Curaçao, having its registered office at Landhuis Joonchi, Kaya Richard J. Beaujon z/n, in Curaçao (hereinafter referred to as the “Owner”) of the first part and KEPPEL SHIPYARD LIMITED, a company incorporated and organised under the laws of the Republic of Singapore, having its principal place of business at 51 Pioneer Sector 1, Singapore 628437 (hereinafter referred to as the “Contractor”) of the second part.

WHEREAS

A)    The Owner is the proposed registered owner of the vessel the GANDRIA (the “Vessel”).

B)
The Owner wishes to have the Vessel converted to a floating liquefied natural gas (“FLNG”) vessel, as specified in this Agreement, by the Contractor and has appointed the Sub-Contractor nominated by the Owner as the Contractor’s sub-contractor to carry out the Sub-Contract Works.

C)
The Contractor shall carry out and be responsible for the Contractor’s Scope on the terms and conditions set forth in this Agreement. The Sub-Contractor shall carry out and be responsible for the Topsides Scope as the Contractor’s sub-contractor. The Contractor shall perform its own obligations under the GANDRIA Topsides Agreement and use reasonably practicable endeavours (in accordance with the Contractor’s Scope) for the Sub-Contractor to perform its obligations under the GANDRIA Topsides Agreement.

D)
The Owner has provided the Contractor and the Sub-Contractor with the Basis of Design and the Owner Rely-Upon Information for the purpose of the front-end engineering design (“FEED”) of the Contractor’s Scope and the Topsides Scope.

E)
Relying on the Basis of Design and Owner Rely-Upon Information the Contractor carried out the FEED for the Contractor’s Scope and engaged the Sub-Contractor to carry out the FEED for the Topsides Scope (collectively the “FEED Studies”).

F)
It is acknowledged by the Parties that the documents referred to in the above Recital D and E were produced for the repair, modification and conversion of a vessel known as the HILLI, and shall be revised and updated in accordance with this Agreement. The Owner shall provide the Contractor and the Sub-Contractor with the Revised Basis of Design and the Revised Owner Rely-Upon Information to enable the Contractor to revise and update the FEED for the Contractor’s Scope, and the Sub-Contractor to update the FEED for the Sub-Contractor’s Scope, in reliance of such Revised Basis of Design and the Revised Owner Rely-Upon Information.

G)
Upon such revision and update, the Owner shall review the Revised FEED Studies and endorse the Revised FEED Studies. It shall be the Contractor and Sub-Contractor’s obligation to ensure that the portion of the Revised FEED Studies performed by it is in accordance with the Revised Basis of Design. The Contractor shall adopt the Revised FEED Studies for the design and engineering of the Contractor’s Scope, and the Sub-Contractor shall adopted the Revised FEED Studies for the Topsides Scope.

H)	The Owner recognises that the Contractor is reliant on the Sub-Contractor for the performance of the Topsides Scope.

I)	The Owner has had the opportunity to review and is aware of the terms of the GANDRIA Topsides Agreement.

IT IS HEREBY AGREED BETWEEN THE PARTIES AS FOLLOWS: -

1.	DEFINITIONS

1.1	In this Agreement, the following expressions shall have the following meanings except where the context requires otherwise:

1.1.1
“Affiliate” means, with respect to a company or legal entity, any other company or legal entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such company or legal entity. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a company or legal entity, whether through the ownership of voting securities, by contract or otherwise;

1.1.2	“Agreement” means this Agreement comprising all of the Articles hereof and the Appendices referred to herein;

1.1.3
“Anti-Bribery Laws” shall mean the United States Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act of 2010 (as amended from time to time), and all other applicable national, regional, provincial, state, municipal or local laws and regulations that prohibit the bribery of, or the providing of unlawful gratuities, facilitation payments or other benefits to, any Government Official or any other person;

1.1.4
“Applicable Laws” means all national, municipal or state statutes, laws, ordinances, certifications, orders, decrees, licences, regulatory approvals, agreements, judgments, rules, and regulations, or other legislative or administrative action or official requirement of any Authority having jurisdiction over all or any part of the Works including Authorisations, with the exception of those at the Project Site;

1.1.5	“Approved Vendor” means any person listed in Appendix 8;

1.1.6	“Article” means an article of this Agreement. “Articles” shall accordingly refer to articles of this Agreement;

1.1.7
“Authorisation” means any permit, consent, approval, authorisation, agreement, no objection certificate, waiver or licence which must be obtained from any Authority by the Owner or the Contractor in connection with the Works or in order for the Works to be performed and for any portion of the Works to be transported, imported or exported;

1.1.8
“Authority” means any national, federal, regional, state, municipal or local government, and any division, body, ministry, department, instrumentality, agency, authority or other emanation of any of the same, including any court, commission, board, branch or similar authority of such government and any body empowered to grant, withdraw or determine the terms and conditions of any Authorisation;

1.1.9	“Basis of Design” means the basic engineering set out in Appendix 1A, which shall be revised and updated by the Owner pursuant to Article 3.3;

1.1.10	“Business Day” means a day on which banks are open for business in Singapore;

1.1.11	“Certification Body” means DNV while performing the function referred to in Article 8;

1.1.12	“Certificate of Vessel Leaving The Yard” means the document referred to in Article 20.1;

1.1.13
“Change in Law” means any change in Applicable Laws including any new or change in interpretation of any Applicable Laws by any Authority (excluding only any Applicable Laws with respect to taxes on or measured by the Contractor’s net income or its employees’ income or similar measurements or withholding) that is enacted after the Date of Agreement;

1.1.14	“Classification Society” or “DNV” means Det Norske Veritas Germanischer Lloyd;

1.1.15	“Commissioning” means inspections and testing to verify and document functionality and operability;

1.1.16	“Commissioning Certificate” means a certificate following successful Commissioning of the Works as referred to in Article 19.2;

1.1.17
“Commissioning Spares” means those replacement parts that may be required for Startup and Commissioning. For the avoidance of doubt, Commissioning Spares do not include operational or capital spares, which are to be provided by the Owner as Owner’s Spares;

1.1.18	“Confidential Information” shall have the meaning given to it in Article 39;

1.1.19
“Contract Price” means the total price for the performance of the Works and Sub-Contract Works, pursuant to Article 15 of this Agreement, and as the same may be adjusted in accordance with the provisions of this Agreement, including the Price Review;

1.1.20
"Contractor Background Intellectual Property" means the pre-existing Intellectual Property Rights of the Contractor and original drawings, specifications, reports and other Project Information which the Contractor prepares and delivers pursuant to this Agreement and/or the GANDRIA Topsides Agreement and any intellectual property of the Contractor developed, used or modified by the Contractor in the performance of the Works;

1.1.21	“Contractor Guarantor” means Keppel Offshore & Marine Ltd;

1.1.22
“Contractor’s Group” means, collectively, the group of entities and persons comprising of the Contractor, its Affiliates, its contractors and subcontractors at all tiers (excluding any member of the Sub-Contractor’s Group) and the representatives, agents, officers, directors, employees and personnel of each and every one of the foregoing entities but excluding any member of the Sub-Contractor’s Group;

1.1.23	“Contractor’s Notice to Proceed” shall have the same meaning as in the Topsides Agreement;

1.1.24	“Contractor’s Scope” means the scope of work set out in Appendix 1, as the same may be amended pursuant to the FEED Studies Update;

1.1.25	“Conversion Price” shall have the meaning given to it in Article 15.3 and as the same may be adjusted in accordance with the provisions of this Agreement, including the Price Review;

1.1.26	“Date of Agreement” shall have the meaning given to it in the recitals;

1.1.27	“Day” means a calendar day;

1.1.28	“Default Interest Rate” means eight per cent (8%) per annum;

1.1.29	“Delivery” means when the Vessel is delivered by the Owner to the Contractor in accordance with Article 5;

1.1.30	“Delivery Certificate” means a certificate in the form of Appendix 10;

1.1.31	“Delivery Date” shall be the date on or the period during which the Vessel is required under Article 5.2(a) of this Agreement to be delivered by the Owner to the Contractor;

1.1.32
“Derivative Works” means any minor or major change, elaboration, annotation, modification, new functions or features, new capability and improvement, update, upgrade, whether it is software, or copyrightable, patentable or not, made to the Owner Background Intellectual Property in whole or in part, by or on behalf of the Contractor or the Sub-Contractor, as the case may be, using, incorporating, based on, derived from or in relation to the Owner Background Intellectual Property. For the avoidance of doubt, Derivative Works do not include any improvement, invention, know-how, Intellectual Property Rights, software, work product or result of services, or any of the other items in the immediately preceding sentence, provided by the Contractor or the Sub-Contractor to the Contractor Background Intellectual Property or the Sub-Contractor Background Intellectual Property, as applicable, and the Intellectual Property Rights therein shall be retained by the Contractor and the Sub-Contractor respectively.

1.1.33	“Directed Change” shall have the meaning given to it in Article 13.3;

1.1.34	“Disputed Difference” shall have the meaning given to it in Article 13.3;

1.1.35	“Early Works” has the meaning given to it in Article 3.1;

1.1.36	“Effective Date” means the date on which all the conditions in Article 2 have been fulfilled;

1.1.37
“Equipment” means the system to be supplied by the Sub-Contractor for the liquefaction of natural gas, including front-end gas treatment and conditioning, that complies with the requirement(s) of the Revised FEED Study Report and with other terms and conditions of this Agreement. A reference to Equipment includes all the individual component equipment of the Equipment, as well as all the materials and equipment to be procured by the Sub-Contractor, for permanent installation on the Vessel;

1.1.38	“Extended Warranty Period” means the period stated in Article 34.5;

1.1.39	“FEED Studies” shall have the meaning given to it in recital E;

1.1.40	“FEED Studies Update” shall have the meaning given to it in Article 3.2.3;

1.1.41
“FEED Study Report” means the front end engineering design report prepared by the Sub-Contractor for the Contractor which is in Appendix C of the GANDRIA Topsides Agreement, as shall be updated pursuant to Clause 3.2.3 of the Topsides Agreement;

1.1.42	“Final Acceptance” means the successful completion of all Performance Tests at the Project Site and completion of the Topsides Scope as set out in Appendix O of the GANDRIA Topsides Agreement;

1.1.43	“First Gas” means the date when feed gas is first introduced to the Equipment after arrival of the Vessel at the Project Site;

1.1.44	“Price Review” shall have the meaning given to it in Article 15.14.1;

1.1.45	“Fixed Price” shall have the meaning given to it in Article 15.1;

1.1.46	“Flag State Registry” means the Marshall Islands Registry;

1.1.47	“Force Majeure Event” has the meaning given in Article 30.2;

1.1.48	“GANDRIA Direct Agreement” means the direct agreement between the Owner, the Contractor and the Sub-Contractor dated on or about the date of this Agreement;

1.1.49	“GANDRIA Topsides Agreement” means the agreement between the Contractor and the Sub-Contractor, a copy of which is Appendix 2;

1.1.50	"Government Official" shall have the meaning ascribed to it in Article 48.1;

1.1.51	“Guaranteed LNG Output” shall have the meaning given in the GANDRIA Topsides Agreement;

1.1.52	“Guaranteed Performance Certificate” means the document referred to in Article 27.9;

1.1.53	“HAZOP” has the meaning given to it in Article 14.4;

1.1.54	“Initial Payment” shall have the same meaning as in the Topsides Agreement;

1.1.55
“Intellectual Property Rights” means any and all rights of, in and to, wherever and whenever existing in: (a) any invention (whether or not patentable); (b) any and all patents, patent applications, together with all provisionals, reissuances, continuations, or divisionals thereof, any invention therein, and any related invention disclosures; (c) trademarks, service marks, trade dress, trade names, corporate names, other names, logos, brands, symbols, indicia of origin and/or design of any kind, in any language and/or any script, domain names and URLs; (d) copyright, mask works, any works (whether copyrightable or not), all copies therefrom, and including all applications, registrations, and renewals in connection therewith, whether based on statute or common law; (e) trade secrets, confidential information and other proprietary business information; (f) any translation, transliteration, copy, reproduction, manifestation, derivation or version of any of the foregoing, in any form or format whatsoever; and (g) all goodwill and reputation associated therewith; and all applications, registrations and renewals in connection therewith and thereto.

1.1.56	“ITP Plan” means the schedule of testing provided by the Contractor to the Owner in accordance with Article 11.10;

1.1.57	“Limited Notice to Proceed” has the meaning given in Article 3.1.3;

1.1.58	“Mechanical Completion” means that the Works and the Sub-Contract Works are mechanically, electrically and functionally complete, and ready for Pre-Commissioning;

1.1.59	“Mechanical Completion Certificate” means a certificate in the form in Appendix 10;

1.1.60	“Milestone Achievement Certificate” shall have the meaning prescribed in the GANDRIA Topsides Agreement;

1.1.61
“Minimum Performance” means when the liquefaction plant has achieved, in the aggregate, an average LNG output of at least 80 per cent of the Guaranteed LNG Output over a period of 72 consecutive hours.

1.1.62	“Minimum Performance Certificate” means the document referred to in Article 27.8;

1.1.63	“OFE” means all the equipment and other supplies specified in Appendix 4 to be furnished by the Owner to the Contractor in accordance with this Agreement;

1.1.64	“Outstanding Works” shall have the meaning ascribed to it in Article 17.2;

1.1.65
“Owner Background Intellectual Property” means the pre-existing Intellectual Property Rights of the Owner and original drawings, specifications, reports, and other engineering documents which the Owner prepares and delivers pursuant to this Agreement and any intellectual property of the Owner developed, used or modified by the Owner in the performance of its obligations in this Agreement;

1.1.66	“Owner Rely-Upon Information” means all the information contained in the documents listed in Appendix 1C, which shall be revised and updated by the Owner pursuant to Article 3.3;

1.1.67
“Owner’s Group” means, collectively, the group of entities and persons comprising of the Owner, its immediate customer(s) in respect of the Vessel, such customer’s or customers’ intermediate and ultimate clients (who can benefit from the use of or employment of the Vessel whether as a charterer of the Vessel or from the exploration or production of hydrocarbons or otherwise), the Affiliates of each and every one of the foregoing entities at all tiers, each and every one of the contractors and subcontractors, excluding any member of the Contractor’s Group or the Sub-Contractor’s Group, at all tiers of the foregoing entities, invitees or guests of the Owner, the registered (or beneficial) owner, manager and crew of the Vessel and the representatives, agents, officers, directors, employees and personnel of each and every one of the foregoing entities, but excluding any member of the Contractor’s Group or of the Sub-Contractor’s Group;

1.1.68
“Owner’s Notice to Proceed” means the written notice from the Owner to the Contractor authorising the Contractor to commence full performance of the Works, and directing the Contractor to authorise the Sub-Contractor to perform the full scope of the Sub-Contract Works via a Contractor’s Notice to Proceed;

1.1.69	“Owner’s Representative” shall be the representative of the Owner appointed pursuant to Article 11.1;

1.1.70	“Owner’s Spares” means the two-year operational and capital spares in respect of the Equipment that are OFE;

1.1.71	“Parent Company Guarantee” means the guarantee in the form set out in Appendix 10;

1.1.72	“Parties” means both the Contractor and the Owner. A “Party” means either the Contractor or the Owner;

1.1.73	“Performance Guarantees” means those guarantees by the Sub-Contractor specified in Appendix N of the GANDRIA Topsides Agreement;

1.1.74	“Performance Tests” means the tests set out in the Specifications to be carried out by the Owner with the assistance of the Sub-Contractor at the Project Site;

1.1.75	“Permitted Delay Event” means any one of the following:

(a)	any default or act of prevention of the Owner or act or omission of the Owner or any contractor engaged by the Owner; or

(b)	a Variation awarded in accordance with this Agreement; or

(c)	a technical dispute in respect of which the Classification Society upholds the Contractor’s views; or

(d)	defects that could not be detected by the Contractor using reasonable care and diligence; or

(e)	a Force Majeure Event; or

(f)	a delay to the Contractor’s Scope arising out of or in relation to the performance of the GANDRIA Topsides Agreement, except to the extent such delay is caused by the Contractor;

(g)	any error, defect, omission, ambiguity or discrepancy in the Revised Basis of Design or the Revised Owner Rely-Upon Information; or

(h)	a delay to the Contractor’s Scope resulting from events within the control of the Owner and/or any third party;

1.1.76	“Plans” mean drawings, documents and specifications which are required under this Agreement and the Specifications to be submitted to the Owner for approval;

1.1.77
“Pre-Commissioning” means those activities set out in Appendices J, K and Z of the GANDRIA Topsides Agreement as will be detailed in the pre-commissioning procedures to be developed by the Contractor based on the operations manual to be developed by the Sub-Contractor;

1.1.78	“Pre-Commissioning Certificate” means a certificate in the form of Appendix X of the GANDRIA Topsides Agreement;

1.1.79
“PRICO® Licence Agreement” means the agreement between the Owner and Black and Veatch Corporation pursuant to which Black and Veatch Corporation shall licence to the Owner certain PRICO® technology on the terms and conditions set forth therein;

1.1.80
“Project Information” shall mean all technical reports, data, designs, drawings, bill of materials, estimates, instructions, weight information, specifications, recommendations, certificates or other documents or information developed, provided by or on behalf of one party to another party (whether the Owner, the Contractor, or the Sub-Contractor) from time to time showing dimensions, work methods and any other details whatsoever of a technical nature for the purposes of the this Agreement, the GANDRIA Topsides Agreement, the FEED Study Report, and the Revised FEED Study Report;

1.1.81	“Project Schedule” means the schedule for the execution of the Works, as detailed in Appendix 1D, as may be amended from time to time in accordance with this Agreement;

1.1.82	“Project Site” means the location where the Project Site Works are to be carried out;

1.1.83
“Project Site Commissioning” means those activities set out in Appendices D, K and Z of the GANDRIA Topsides Agreement as will be detailed in the Project Site Commissioning procedures developed by the Sub-Contractor;

1.1.84
“Project Site Personnel” means all personnel provided by the Owner for the Project Site Works, to include, officers and crew, mechanics, labourers, skilled craftsmen, technicians, operators trained by the Sub-Contractor and all other personnel in sufficient quantity and quality to undertake in good time all activities required at or near the Project Site;

1.1.85
“Project Site Works” means the works and services to be performed by the Contractor and/or the Sub-Contractor after the Vessel has arrived at the Project Site and up to and including Final Acceptance (the Contractor’s role as specified in and forming part of the Contractor’s Scope and the Sub-Contractor’s role as specified in and forming part of the Sub-Contract Works), and the works and services to be performed at the Project Site by the Project Site Personnel, as more particularly described in Appendices D, K and Z of the GANDRIA Topsides Agreement;

1.1.86	“Protocol of Mechanical Completion” means the document in the form of Appendix 10;

1.1.87	“Protocol of Redelivery and Acceptance” means the document in the form of Appendix 10;

1.1.88	“Provisional Conversion Price” shall have the meaning given to it in Article 15.3, and shall be revised and updated by the Contractor pursuant to the Price Review;

1.1.89
“Prudent Engineering and Construction Practice” means a thorough, efficient and workmanlike manner with due diligence and care by qualified and competent personnel, exercising that degree of skill and diligence which would ordinarily be expected from a skilled and experienced international contractor engaged in a similar undertaking to the Contractor’s Scope;

1.1.90	“Ready for First Gas” shall occur when the conditions set forth in Article 23.2 have been achieved;

1.1.91	“Ready for First Gas Certificate” means the certificate in the form of Appendix 10 issued in accordance with Article 23.2;

1.1.92	“Ready for Startup Certificate” means the certificate in the form of Appendix 10;

1.1.93	“Redelivery” means the final acceptance by the Owner of the Works in accordance with Article 20;

1.1.94	“Redelivery Date” shall be the date on which Redelivery is required to take place as established in accordance with Article 22 of this Agreement and Clause 27 of the GANDRIA Topsides Agreement;

1.1.95
“Restricted Party” means a person that is: (i) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List; (ii) located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (iii) otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities);

1.1.96	“Revised Basis of Design” means the revised and updated Basis of Design produced pursuant to Article 3.3;

1.1.97	“Revised FEED Studies” means the reviewed and updated Feed Studies produced pursuant to Article 3.2.3;

1.1.98	“Revised FEED Study Report” means the reviewed and updated FEED Study Report produced pursuant to Clause 3.2.3 of the Topsides Agreement;

1.1.99	“Revised Owner Rely-Upon Information” means the revised and updated Owner Rely-Upon Information produced pursuant to Article 3.3;

1.1.100	“Sailaway” means the departure of the Vessel from the anchorage or location referred to in Article 23;

1.1.101
“Sanctions” means the economic sanctions, laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union; (iv) the United Kingdom; or (v) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, and Her Majesty’s Treasury (“HMT”) (together the “Sanctions Authorities”);

1.1.102
"Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities;

;

1.1.103	“Specifications” means, collectively, the specifications and general drawing arrangements as contained in Appendix 1B, including any amendments thereto pursuant to the terms of this Agreement;

1.1.104	“Startup” means, for each train, that period of time beginning with the initial operation of the Equipment for the production of LNG and ending at achievement of Final Acceptance;

1.1.105	“Sub-Contract Works” means the product of work by the Sub-Contractor in the performance of the Topsides Scope;

1.1.106
“Sub-Contractor Background Intellectual Property” means the pre-existing Intellectual Property Rights of the Sub-Contractor and the original drawings, specifications, reports and other Project Information which the Contractor prepares and delivers pursuant to the GANDRIA Topsides Agreement and any intellectual property of the Sub-Contractor developed, used or modified by the Sub-Contractor in the performance of the Sub-Contract Works;

1.1.107	“Subjective Error” shall have the meaning given to it in Article 14.2;

1.1.108
“Substantial Performance” means when the liquefaction plant has achieved, in the aggregate, an average LNG output of at least 70 per cent of the Guaranteed LNG Output over a period of 72 consecutive hours;

1.1.109	“Substantial Performance Certificate” means the document referred to in Article 27.7;

1.1.110
“Sub-Contractor” means a consortium consisting each of Black and Veatch Corporation, Black and Veatch International Company, Black and Veatch Singapore Pte. Ltd., Black and Veatch (Beijing) Engineering Design Co. Ltd. and any other entity designated as the Sub-Contractor under the GANDRIA Topsides Agreement from time to time;

1.1.111
“Sub-Contractor’s Group” means, collectively, the group of entities and persons comprising of the Sub-Contractor, its Affiliates, its contractors and sub-contractors at all tiers and the representatives, agents, officers, directors, employees and personnel of each and every one of the foregoing entities;

1.1.112	“Topsides Price” means the price payable by the Owner to the Contractor under this Agreement in respect of the Sub-Contract Works;

1.1.113	“Topsides Scope” means the scope of work of the Sub-Contractor as stated in Appendix 2 ;

1.1.114	“Third Party” means a person who is not within the Contractor’s Group, the Owner’s Group or the Sub-Contractor’s Group;

1.1.115	“Variation” means a variation to the Contractor’s Scope or the Topsides Scope pursuant to Article 13;

1.1.116	“Variation Order” means a document referred to in Articles 13.1 and 13.2 in respect of a Variation;

1.1.117
“Vessel” means the GANDRIA, a Howaldtswerke Deutsche Werft Kiel - Germany LNG tanker owned on the Date of Agreement by the Owner, or such other vessel as the Parties may agree by a Variation Order in accordance with Article 13;

1.1.118	“Vessel Leaving The Yard” shall have the meaning given to it in Article 20.

1.1.119	“Warranty Period” means the period stated in Article 34.1;

1.1.120
“Working Day” means a day on which Works are being or are scheduled to be carried out by the Contractor, between Monday to Friday and excluding public holidays in the place where such Works are being or are scheduled to be carried out;

1.1.121	“Works” means the product of work by the Contractor in performance of the Contractor’s Scope; and

1.1.122	“Yard” means any of the shipyards occupied or operated by the Contractor or the Contractor’s Affiliates in Singapore.

1.2	For the avoidance of doubt, the reference to “contractors and sub-contractors at all tiers” shall be a reference to each and every person or entity: -

(a)
In the case of Contractor’s Group, who has been contracted by any person falling within the definition of the Contractor’s Group (including such person or entity) to perform any work and/or supply any materials, equipment or services in any way whatsoever related to the performance of the Contractor’s obligations or any part thereof under this Agreement; or

(b)
In the case of the Owner’s Group, who has been contracted by any person, falling within the definition of the Owner’s Group (including such person or entity) to perform any work and/or supply any materials, equipment or services in any way whatsoever related to or connected with the Vessel including, but not limited to, the supervision or inspection of the Vessel in its various stages of the Works or the supply and installation of equipment or machinery not within the scope of the Contractor’s obligations under this Agreement or the operation of the Vessel; or

(c)
In the case of the Sub-Contractor’s Group, who has been contracted by any person falling within the definition of the Sub-Contractor’s Group (including such person or entity) to perform any work and/or supply any materials, equipment or services in any way whatsoever related to the performance of the Sub-Contractor’s obligations or any part thereof under the GANDRIA Topsides Agreement.

1.3	Unless the context otherwise requires, the singular shall include the plural and the plural the singular, and words indicating persons shall include firms and corporations.

1.4	Article headings are inserted for convenience only and shall be ignored for the purposes of construction or interpretation.

1.5	The Appendices are:

Appendix 1A

•	Basis of Design

Appendix 1B

•	Outline specification of conversion (including such amendments as may be made pursuant to Article 3.2.3.1)

•	Specification of dry-docking and repair work

Appendix 1C

•	Owner Rely-Upon Information

Appendix 1D

•	Preliminary project schedule, including key milestone dates

Appendix 2 – the GANDRIA Topsides Agreement, including its appendices

Appendix 3 – Price schedule

•	Conversion scope

•	Annex 1: Re-measurable

•	Annex 2: Broken Down Repair Costs

Appendix 4 - OFE & owner engineering deliverables ROS dates

Appendix 5 – Preliminary project execution plan

Appendix 6 – Preliminary site health, safety and environmental management plan

Appendix 7 – Preliminary project quality plan

Appendix 8 – Approved vendor & subcontractor list

Appendix 9 – Administration procedure

Appendix 10 – Forms

1.6
The following documents together forming this Agreement are to be taken as mutually explanatory of one another. For the purposes of interpretation, the priority of the documents shall be in accordance with the following sequence:

a)	Articles 1-48 of this Agreement (excluding the Appendices);

b)	Clauses 1 – 61 of the GANDRIA Topsides Agreement;

c)	Revised Basis of Design;

d)	The Appendices of this Agreement in the order set out in Article 1.5 above; and

e)	The appendices of the GANDRIA Topsides Agreement in the order set out therein.

2.	EFFECTIVE DATE

2.1
With the exception of Articles 37, 39, 41, 43, 44, 45, and 46 (which shall enter into full force and effect on the Date of Agreement) the provisions of this Agreement shall become effective on the satisfaction (or waiver in accordance with Article 2.3) of the following:

2.1.1	the Contractor shall have provided to the Owner a Parent Company Guarantee pursuant to Article 47;

2.1.2	the Contractor shall have received from the Owner the sum of US$10,000,000 on or before 21 September 2015;

2.1.3	the GANDRIA Topsides Agreement shall have become effective pursuant to Clause 2 therein;

2.1.4
the Contractor shall have received from the Owner the sum of US$5,000,000 (as defined in Clause 2.1.2 of the GANDRIA Topsides Agreement) on or before 17 September 2015 so as to enable the Contractor to pay that amount to the Sub-Contractor by 21 September 2015 and notify the Owner of the same;

2.1.5	the PRICO® Licence Agreement shall have been executed by the Owner and Black and Veatch Corporation and all payment obligations thereunder, if any, are current;

2.1.6	the Owner, the Contractor and the Sub-Contractor shall have entered into the GANDRIA Direct Agreement; and

2.1.7	any other payment obligations under this Agreement due before the Effective Date shall have been paid in full.

2.2
Subject to Article 2.6, each Party undertakes, so far as is within its control, to use its reasonable endeavours to ensure the timely fulfilment of the conditions in Article 2.1. Each Party shall inform the other in writing promptly upon the fulfilment of all the above conditions that each Party is to fulfil.

2.3	The conditions in Article 2.1 may be waived only by agreement of both Parties in writing.

2.4	The Contractor and the Sub-Contractor shall only commence the Early Works and the Early Sub-Contract Works (if any) respectively from the Effective Date in accordance with Article 3.

2.5
If the conditions in Article 2.1 are not fulfilled or waived in accordance with Article 2.3 on or before 21 September 2015, either Party may terminate this Agreement by notice in writing given at any time before the Effective Date, whereupon this Agreement shall terminate and no Party shall have any claim against any other under it (including in circumstances where this Agreement has been terminated pursuant to this Article 2.5 if the Owner has not satisfied the conditions in Articles 2.1.2 and 2.1.4).

2.6
Without prejudice to Article 2.3, the Parties acknowledge and agree that the conditions in Articles 2.1.2 and 2.1.4 are for the benefit of the Owner and that the Contractor shall not be entitled, and waives any claim or right in respect thereof howsoever arising, to compel or otherwise bind the Owner to make such payments in order to satisfy the conditions precedent set out in Articles 2.1.2 and 2.1.4. For the avoidance of doubt but without limiting the preceding sentence or Article 2.5, the Owner shall not be entitled to waive the conditions in Articles 2.1.2 and 2.1.4 unilaterally.

3.	EARLY WORKS

3.1	After the Effective Date of this Agreement and the GANDRIA Topsides Agreement, but prior to the Contractor’s receipt of the Owner’s Notice to Proceed:

3.1.1
the Contractor shall only perform Works with the written agreement of the Owner and the Contractor, which shall not be unreasonably delayed or withheld (such consented Works shall be known as “Early Works”);

3.1.2
the Contractor shall only authorise the Sub-Contractor to perform Sub-Contract Works with the written agreement of the Owner, the Contractor and the Sub-Contractor in accordance with Clause 3 of the Topsides Agreement, which agreement shall not be unreasonably delayed or withheld (such consented Sub-Contract Works shall be known as “Early Sub-Contract Works”);

3.1.3	the agreement of the Owner and the Contractor for the Contractor’s performance of such Early Works (“Limited Notice to Proceed”) shall be in the form attached hereto at Appendix 10; and

3.1.4
the agreement of the Owner, the Contractor and the Sub-Contractor for the Sub-Contractor’s performance of such Early Such-Contract Works shall be in the form attached in Appendix X of the GANDRIA Topsides Agreement.

3.2	Pursuant to Article 3.1, above, the Owner acknowledges that the Contractor shall (and Articles 3.2.1 through 3.2.3 shall operate independently):

3.2.1
upon: (i) receipt of a Limited Notice to Proceed from the Owner to do so; and (ii) receipt of a payment from the Owner that is to be agreed between the Owner, the Contractor and the Sub-Contractor following receipt of such Limited Notice to Proceed; and (iii) agreement between the Owner, the Contractor and the Sub-Contractor of the cancellation cost payable by the Owner of such equipment (where cancellation takes place on or before 31 December 2016), instruct the Sub-Contractor to provide services necessary to place order(s) to duplicate those of the HILLI for the cold box from Chart that is to become a part of the Sub-Contract Works.

3.2.2
upon: (i) receipt of a Limited Notice to Proceed from the Owner to do so; and (ii) receipt of a payment from the Owner that is to be agreed between the Owner, the Contractor and the Sub-Contractor following receipt of such Limited Notice to Proceed; and (iii) agreement between the Owner, the Contractor and the Sub-Contractor of the cancellation cost payable by the Owner of such equipment (where cancellation takes place on or before 31 December 2016), instruct the Sub-Contractor to provide services necessary to place order(s) to duplicate those of the HILLI for the mixed refrigerant compressors from General Electric that is to become a part of the Sub-Contract Works.

3.2.3
upon the receipt of (i) the Revised Basis of Design and the Revised Owner Rely-Upon Information from the Owner pursuant to Article 3.3; and (ii) a Limited Notice to Proceed from the Owner to do so, perform and instruct the Sub-Contractor to perform the following respectively (collectively, the “FEED Studies Update”):

3.2.3.1
review and update the FEED for the Contractor’s Scope, making the necessary amendments to the FEED for the Contractor’s Scope and the Works (including, without limitation, the Outline specification of conversion in Appendix 1B) to reflect the impact of the differences between the HILLI and the Vessel on the Works. Such review and update shall take into account the results of the FEED Study Update performed by the Sub-Contractor pursuant to Clause 3.2.3 of the Topsides Agreement; and

3.2.3.2
instruct the Sub-Contractor to review and update the FEED for the Topsides Scope, and to make the necessary amendments to the FEED for the Sub-Contract Works and the Topsides Scope to reflect the impact of the differences between the HILLI and the Vessel on the Sub-Contract Works. Such review by the Sub-Contractor shall (i) include a review and update of the layout of the Equipment on the topsides of the Vessel; and (ii) take into account comments of the blast overpressure and design accidental loads review by the Contractor’s safety consultant.

Upon completion, the updated FEED for the Contractor’s Scope and updated FEED for the Topsides Scope in the above Article 3.2.3 shall collectively be known and automatically become the “Revised Feed Studies” to this Agreement.

3.3
Without prejudice to Article 4.3 and 15.14, the Owner shall, after the Effective Date but prior to instructing the Contractor and Sub-Contractor to perform the FEED Studies Update pursuant to Article 3.2.3, revise and update the Basis of Design and the Owner Rely-Upon Information to produce the Revised Basis of Design and the Revised Owner Rely-Upon Information respectively, and deliver the same to the Contractor and the Sub-Contractor. Upon the completion of the FEED Studies Update, the Owner shall endorse the Revised FEED Studies.

3.4	In performing Early Works, the Contractor shall endeavour to obtain (and instruct the Sub-Contractor, in its performance of the Early Sub-Contract Works, to obtain):

3.4.1	reasonably favourable cancellation terms (taking into account technical specification requirements and vendor delivery dates) when placing orders for materials and/or Equipment; and

3.4.2	an option from their vendors (if necessary) to adjust the latter’s delivery schedules to enable the Contractor to meet the adjustment of the Redelivery Date.

4.	OWNER’S NOTICE TO PROCEED

4.1
Provided that the FEED Studies Update has been completed, the Owner may, provided it has given the Contractor no less than 5 weeks’ written notice (such notice to be known as the “Pre-NTP Notice”) of the date on which it intends to issue the Owner’s Notice to Proceed, issue the Owner’s Notice to Proceed to the Contractor on a date between the Contractor’s completion of the Price Review and 31 December 2016, inclusive. Such Owner’s Notice to Proceed shall authorise the Contractor to perform the full scope of the Works, and direct the Contractor to authorise the Sub-Contractor to perform the full scope of the Sub-Contract Works (pursuant to Clause 4.1 of the GANDRIA Topsides Agreement).

4.2
Upon Contractor’s receipt of the Owner’s Notice to Proceed, the Contractor shall issue to the Sub-Contractor the Contractor’s Notice to Proceed (as defined in Clause 4.1 of the GANDRIA Topsides Agreement).

4.3	Within five Days following the Contractor's receipt of the Owner’s Notice to Proceed:

4.3.3
the Contractor shall have received documentary evidence satisfactory to it that a mortgage over the Vessel that is in the same form and substance as the Form of Vessel Mortgage set out in Appendix 10 hereto has been registered in its favour at the Office of the Deputy Commissioner of Maritime Affairs of the Republic of the Marshall Islands as a first preferred Marshall Islands ship mortgage which shall constitute a valid first preferred maritime lien on the Vessel under the laws of the Republic of the Marshall Islands in which the Vessel is registered;

4.3.4
the Contractor shall have received from the Owner payment of a sum equivalent to the difference between (i) the US$ 10,000,000 described in Article 2.1.2; and (ii) the First Instalment described in Article 15.4(a);

4.3.5
the Contractor shall have received from the Owner payment of the sum described in Clause 4.2.1 of the GANDRIA Topsides Agreement, so as to enable the Contractor to promptly pay that amount to the Sub-Contractor and notify the Owner of the same;

4.3.6	the Contractor shall have received written notices from both the Owner and the Sub-Contractor that all payment obligations under the PRICO® License Agreement are current; and

The Parties agree that such Owner’s Notice to Proceed shall not constitute a valid Owner’s Notice to Proceed under this Agreement unless: (i) no earlier than five Days prior to the Contractor’s receipt of the Owner’s Notice to Proceed the Owner, the Contractor and the Sub-Contractor have agreed on a revised Redelivery Date and corresponding Project Schedule; and (ii) a new Contract Price has been delivered pursuant to Article 15.14.

4.4	The date upon which all of the conditions in Article 4.3 are fulfilled shall be the effective date of the Owner’s Notice to Proceed.

4.5	Upon the effective date of the Owner’s Notice to Proceed, the Contractor shall perform the Works in accordance with the terms and conditions set out in this Agreement.

4.6
In the event that the Contractor does not receive the Owner’s Notice to Proceed by 31 December 2016, this Agreement shall be automatically terminated for the Owner’s convenience on 1 January 2017 pursuant to Article 33, unless the Owner, the Contractor and the Sub-Contractor (pursuant to Clause 4.8 of the GANDRIA Topsides Agreement) agree otherwise in writing. However, the notice provisions of Article 33.1 shall not apply in such circumstance.

4.7
In the event that the Contractor receives the Owner’s Notice to Proceed (after the FEED Studies Update), but the Parties subsequently fail to fulfil any of the conditions in Article 4.3.1, 4.3.2, 4.3.4 or 4.3.4 within the time stipulated, this Agreement shall be deemed to be automatically terminated for the Owner’s convenience on the following day pursuant to Article 33 unless the Owner, the Contractor and the Sub-Contractor all agree otherwise in writing. However, the notice provisions of Article 33.1 shall not apply in such circumstance.

5.	DELIVERY OF THE VESSEL

5.1	The Owner shall notify the Contractor in writing at least 60 Days, 30 Days and 15 Days in advance of the arrival of the Vessel at the Yard.

5.2	The Owner shall deliver the Vessel to the Contractor:

(a)
at the Yard and quayside (or in the vicinity thereof) notified in writing by the Contractor to the Owner at least 7 Days before the date and arrival of the Vessel, which shall be no earlier than 1 month after the effective date of the Owner’s Notice to Proceed (pursuant to Article 4.4) but no later than 5 months after the effective date of the Owner’s Notice to Proceed (pursuant to Article 4.4); and

(b)	with its tanks emptied, cleaned and gas-freed, as necessary in order for the Vessel to enter the Yard.

5.3
Upon Delivery of the Vessel by the Owner to the Contractor, the Owner shall execute a declaration that the Vessel is free and clear of all mortgages, liens, charges, encumbrances and other claims whatsoever (other than those in favour of the Contractor), and shall undertake, at its cost and expense, to maintain such status of the Vessel until Vessel Leaving The Yard.

5.4	Upon Delivery, the Parties shall execute the Delivery Certificate to evidence the delivery of the Vessel and the date thereof, whereupon Delivery shall have been accomplished.

5.5
Not later than Delivery, the Owner shall, at its own cost and expense, forthwith engage the Classification Society to determine and certify whether any repair and life extension works, additional to those set out in Appendix II will be required in respect of the Vessel. If additional work or repairs are required in respect of the Vessel, such additional work or repairs may if the Owner so requires be incorporated as part of the Works by a Variation Order in accordance with Article 13.

5.6
From Delivery to the time of Vessel Leaving The Yard in accordance with Article 20 the Vessel shall be in the possession of and at the risk of the Contractor, but title to the Vessel shall remain with the Owner.

5.7	For the avoidance of doubt, the Owner shall be responsible for all port dues incurred by the Vessel.

6.	PERFORMANCE OF THE WORKS

6.1	The Contractor shall perform the Works in accordance with:

(a)	Prudent Engineering and Construction Practice;

(b)	within the rules of the Classification Society as modified by Appendix 1B;

(c)	the Specifications;

(d)	Applicable Laws as at the Date of Agreement;

(e)	the rules, regulations and requirements of the Flag State Registry as at the Date of Agreement; and

(f)	and any other requirements of this Agreement.

The Sub-Contractor shall perform the Sub-Contract Works. The Owner shall co-operate with the Contractor in the efficient and timely performance of this Agreement and the GANDRIA Topsides Agreement so as to avoid any unnecessary cost or expense to the Contractor and any unnecessary impact on the Works.

6.2
The Owner recognises and accepts that the Contractor is reliant on the Owner-nominated Sub-Contractor for the performance of the Sub-Contract Works and does not have the capability to perform the Sub-Contract Works itself. It is the intention of the Parties that the Contractor does not undertake any of the obligations of the Sub-Contractor under the GANDRIA Topsides Agreement, but that the Works shall include but not be limited to the management and co-ordination of the Sub-Contract Works, including expediting the Sub-Contractor and the assembly, installation and integration of the Equipment in accordance with Prudent Engineering and Construction Practice.

6.3
All equipment and materials supplied by the Contractor in the performance of its obligations under this Agreement shall be new and unused (unless agreed otherwise), originally manufactured with certificates of quality and of the Classification Society where normally available. The Contractor shall obtain certificates of the Classification Society where normally available in respect of the Contractor’s Scope.

6.4
All old parts and equipment of the Vessel shall remain the property of the Owner and may be removed by the Owner if it wishes. All materials scrapped except the shaft and propeller shall become the property of the Contractor.

7.	DESIGN RESPONSIBILITY

7.1
The Owner shall at all times remain and be responsible for the Revised Basis of Design and the Revised Owner Rely-Upon Information. The Owner shall review the Revised FEED Studies and endorse the Revised FEED Studies. It shall be the Contractor’s and Sub-Contractor’s obligation to ensure that the portion of the Revised FEED Studies performed by it is in accordance with the Revised Basis of Design.

7.2	The Contractor shall at all times remain and be responsible for all design and engineering within the Contractor’s Scope, subject to Article 7.1.

7.3
It is acknowledged by the Parties that the Specifications in respect of the Contractor’s Scope set out in Appendix 1B have been developed by the Contractor pursuant to the FEED Studies based on and from the Basis of Design and Owner Rely-Upon Information provided by the Owner. Such Specifications shall be updated by the Contractor pursuant to the FEED Studies Update, based on and from the Revised Basis of Design and the Revised owner Rely-Upon Information provided by the Owner. The Contractor shall perform the detailed engineering for the Contractor’s Scope based on and from the Revised Basis of Design, the Revised Owner Rely-Upon Information, the Revised FEED Studies and all other requirements in this Agreement. Notwithstanding the above, the Parties acknowledge that certain portions of the Contractor’s Scope have been developed in reliance by the Contractor on information provided to it by the Sub-Contractor (including where updated pursuant to the FEED Studies Update).

7.4
It is acknowledged by the Parties that the Specifications in respect of the Topsides Scope set out in Appendix 2 have been developed by the Sub-Contractor pursuant to the FEED Study Report of November 2013 based on and from the Basis of Design and the Owner Rely-Upon Information. Such Specifications shall be reviewed and updated pursuant to the FEED Studies Update.

7.5	It shall be the Contractor and Sub-Contractor’s obligation to ensure that the portion of the Revised FEED Studies performed by it is in accordance with the Revised Basis of Design.

8.	CLASSIFICATION, CERTIFICATION AND DOCUMENTATION

8.1
The Works shall so far as applicable be performed in accordance with the rules (the edition and amendments thereto being in force as of the Date of Agreement) of the Classification Society and the Vessel shall be converted to the notation:

“✠OI Ship-Shaped LNG Production and Storage Unit, POSMOOR”

For the avoidance of doubt, PROD notation is not required and the Topsides Scope shall not be classed.

8.2
The Vessel’s topside’s engineering, equipment and installations are to be certified to be in accordance with DNV-OS-E201 (as at December 2012). Where the Certification Body requires further certification of equipment beyond that listed in Appendix L and Appendix M of the GANDRIA Topsides Agreement in order for the topsides to achieve compliance with DNV-OS-E201, the Contractor shall be entitled to claim such costs from the Owner as the Sub-Contractor is entitled to claim from the Contractor under the GANDRIA Topsides Agreement.

8.3	Decisions of the Classification Society as to compliance or non-compliance of the Works with its requirements shall be final and binding upon both Parties.

8.4
The Works shall also comply with Applicable Laws and with the rules, regulations and the requirements of the Flag State Registry in each case as in force at the Date of Agreement. Machinery and/or equipment supplied by the Contractor as part of the Works shall be provided with such maintenance/operation manuals, drawings, standard maker’s tools and spare parts, and maker’s certificate of origin as the Contractor may receive at no extra cost to it from the vendor.

8.5
All fees and charges incidental to the classification and with respect to compliance with the above referred Applicable Laws, rules, regulations and requirements in respect of the Contractor’s Scope shall be for the account of the Contractor. The Owner shall be responsible for all fees and expenses of the Classification Society save in respect of equipment certification.

8.6	The Owner shall at its own cost and expense keep the Vessel registered under the laws of the Flag State Registry from Delivery until Redelivery.

8.7	The GANDRIA Topsides Agreement provides that the Sub-Contractor shall deliver where appropriate certification of the Certification Body of the compliance of the relevant Equipment with DNV-OS-E201.

9.	FACILITIES FOR THE OWNER AT THE YARD

9.1	Within 30 Days of the Date of Agreement and until Redelivery, the Contractor shall provide the following facilities at the Yard for use by the Owner: -

(a)	Office space for up to ten (10) persons;

(b)	Two (2) international telephone and facsimile lines each;

(c)	One (1) facsimile/scanner/photocopier machine; and

(d)	Electronic mail facilities, including internet broadband connection complete with two standalone computers.

9.2
The Owner shall pay for all international telephone, facsimile, electronic mail and internet charges incurred by it. The Contractor shall pay for all domestic telephone and facsimile charges incurred by the Owner.

10.	SUB-CONTRACTING

10.1	The Contractor may, at its sole discretion and responsibility, subcontract part of the Works except that the Contractor:

(a)	shall only subcontract the Sub-Contract Works and the Early Sub-Contract Works to the Owner-nominated Sub-Contractor;

(b)
shall nominate any subcontractor, supplier or vendor from the Approved Vendor list for equipment it intends to procure. The Owner may within 7 days require the Contractor to select a different subcontractor, supplier or vendor from the list, carrying, through a Variation Order, any cost difference and schedule impact, which is to be reasonably proven by the Contractor. If the Contractor wishes to procure any equipment that is not listed in Appendix III, the Contractor shall obtain the prior written approval from the Owner, which shall not be unreasonably withheld or delayed; and

(c)	may not in the performance of the Works use or procure any materials or equipment which has been produced in Bangladesh or is supplied by a Bangladeshi supplier, vendor or subcontractor.

10.2
Subcontracting of all or any part of its obligations under this Agreement shall not relieve the Contractor from any of its obligations under this Agreement and the Contractor shall be responsible, only in the performance of the Works, for the acts or defaults of any of its subcontractors (other than the Sub-Contractor), its agents or employees, as if they were the acts or defaults of the Contractor itself.

11.	SUPERVISION, DRAWINGS, APPROVAL & INSPECTION & TESTS

Supervision

11.1
The Owner shall within 30 Days after the Effective Date appoint at its own cost and expense, to the extent required by Prudent Engineering and Construction Practice, a properly qualified, competent and experienced representative who shall be duly authorized for and on behalf of the Owner (the “Owner’s Representative”) to supervise the Works . The Owner’s Representative shall have full authority to act for and on behalf of the Owner in all matters connected with this Agreement, to approve drawings, Plans, documentation, attend all tests and inspect all workmanship, equipment and materials during the course of the performance of the Works. The Owner’s Representative shall have full and free access at all reasonable times to inspect, check, request copies of calculations and samples of materials and make test of the Works as they are performed and shall inform the Contractor as soon as practicable if any particulars of the Works inspected do not comply with this Agreement. For all such purposes, the Owner’s Representative shall be given full and free access to the Yard and such other places of business of the Contractor (subject to compliance with safety rules and other work regulations applicable to such places) and its subcontractors, if any, and the Contractor shall ensure that such subcontractors are informed of the Owner’s Representative’s rights of access to their premises for such purposes. Failure of the Owner’s Representative to inspect or to call to the attention of the Contractor any particulars in which the Works do not comply with this Agreement shall in no way relieve the Contractor of its obligations under this Agreement. The Owner may by notice in writing inform the Contractor of any change in its appointment of the Owner’s Representative at any time at its own discretion.

11.2
The Owner’s Representative may delegate any of his powers to attend tests, inspect workmanship, equipment and materials to another properly qualified, competent and experienced person and to the extent that it elects to do so, the Contractor shall be entitled to rely on the actions of such person as if he were the Owner’s Representative for the purposes of the matters delegated to him.

11.3
The Contractor shall within thirty (30) Days of the Effective Date appoint and maintain at the Yard at its own cost and expense a properly qualified, competent and experienced representative (the “Contractor’s Representative”) to whom all enquiries of the Owner’s Representative shall be directed. The Contractor’s Representative shall have full authority to act for and on behalf of the Contractor in all matters connected with this Agreement. The Contractor’s Representative shall remain in this capacity and, so long as he remains in the Contractor’s employ, shall not be relieved until completion of the Works except upon prior written consent of the Owner, which shall not be unreasonably withheld or delayed.

Drawings & Approvals

11.4	All Plans required for the Works pursuant to this Agreement, shall be submitted to the Owner in one (1) hard copy and one (1) electronic copy.

11.5
The Owner shall within twelve (12) Days after receipt thereof return to the Contractor one (1) copy of such Plans with the Owner’s approval or with the Owner’s remarks and amendments (if any) written thereon. If no Owner comments are received within such period, the Contractor may continue on the basis that the Owner is deemed to have approved the submittal.

11.6
If the Owner makes any remarks or amendments in accordance with Article 11.5, the Contractor shall review and resubmit such Plans and resubmit a revised Plan as appropriate in one (1) copy for further review by the Owner within 5 Business Days. The scope of such second (and, if applicable, any subsequent) review of any resubmitted Plan shall be limited to the ambit of the Owner’s remarks and amendments of the previously submitted Plan and any subsequent review of the later Plan shall be subject to such limitation of the scope of review. The period for the second (and, if applicable, any subsequent) review shall not exceed six (6) Days after receipt of the resubmitted Plans from the Contractor. If no Owner comments are received within such period, the Contractor may continue on the basis that the Owner is deemed to have approved the submittal.

11.7
The Contractor shall take due note of the Owner’s remarks and amendments (if any) on the Plans submitted (or resubmitted) pursuant to this Article 11 and if such remarks or amendments are not of such a nature or extent as to constitute modifications to the Specifications, then the Contractor shall commence or continue the Works in accordance with the corrected or amended Plans. If such remarks or amendments are not clearly specified or detailed, the Contractor shall be entitled to seek clarification of the same from the Owner before implementing the same. The Owner’s acceptance or approval of such Plans shall not relieve the Contractor of its obligation to comply with the terms of this Agreement.

Inspections & Tests

11.8
The Contractor shall arrange for the inspections and tests referred to in the ITP Plan to be carried out and ensure that all inspection and testing are carried out as require by the Classification Society, and as may otherwise be required under this Agreement to discover any deviations from the Specifications, or any defects in the Works or the Sub-Contract Works. The Owner’s Representative shall have, during the repair, modification and conversion of the Vessel, the right to attend such tests and inspections of the Works and of the Sub-Contract Works to the extent provided in the GANDRIA Topsides Agreement.

11.9
The Owner’s Representative may inspect the Works and equipment and materials supplied as part of the Works wherever the Works are being performed or the equipment and materials are being stored (including the Yard’s workshops, stores and offices of the Contractor or its subcontractors) to determine whether the Works are being performed in accordance with this Agreement and the Specifications.

11.10	The Contractor shall provide to the Owner the ITP Plan by 6 months after the Effective Date. The ITP Plan shall specify the anticipated schedule for equipment testing.

11.11
The Contractor shall, in relation to the Works which take place solely in the Yard, give the Owner’s Representative at least one (1) Working Day’s prior written notice of each inspection or test to be conducted at the Yard, and three (3) Days prior written notice for any other inspection or test which the Owner’s Representative separately identifies sufficiently in advance in writing as requiring such notice. In relation to the Sub-Contract Works which take place solely in the Yard , the Contractor shall give notice to the Owner’s Representative within one (1) Working Day of the Contractor’s receipt of notification from the Sub-Contractor of each inspection or test to be conducted. Provided such notice is given, the Contractor may proceed with any inspection or test which the Owner’s Representative fails to attend. The Owner shall be bound in such circumstances to accept the result of any such inspection or test although such result will still have to satisfy the requirements of the Classification Society to the extent required under this Agreement. The Owner (or its representatives) shall have no right to instruct the Sub-Contractor with regards to any portion of the Sub-Contract Works.

11.12
In relation to any Works which take place outside the Yard, the Contractor shall give the Owner’s Representative at least fifteen (15) Days’ prior notice of the proposed date, and for those tests and inspections which the Owner’s Representative confirms that it wishes to attend, five (5) Days’ prior notice of the actual date of such Works.

12.	PROGRESS REPORTING

12.1	The Contractor shall submit detailed monthly progress reports for the Works to the Owner containing a description of:

(a)	the work performed during the month, including a comparison of the current progress as compared with scheduled progress, together with a narrative on each item of the work; and

(b)	any present or anticipated slippage or other problem and the steps being taken to overcome it.

12.2	Beginning 25 months from the Effective Date, the Contractor shall also submit to the Owner a weekly summary report based on the information produced by the Contractor for its internal purposes.

12.3	The Contractor shall submit to the Owner copies of the progress reports for the Sub-Contract Works received from the Sub-Contractor.

13.	VARIATIONS AND MODIFICATIONS

13.1
The Contractor’s Scope and/or the Specifications may be modified and/or changed by written agreement of the Parties (a Variation) provided that such modifications and/or changes or an accumulation thereof will not in the Contractor's judgement (acting reasonably), materially adversely affect the Contractor's planning or program in relation to the Contractor's other commitments, and provided, further, that the Owner shall first agree, before such modifications and/or changes are carried out, to a Variation Order in respect of alterations in the Contract Price, the Redelivery Date and such other terms and conditions of this Agreement and Specifications occasioned by or resulting from such modifications and/or changes.

13.2
Such Variation shall constitute an amendment to this Agreement and/or the Specifications. No change in the Contractor’s Scope shall be made and no additional work shall be performed by the Contractor until a Variation Order has been written, dated and signed for identification by the authorised representatives of both Parties.

13.3
Notwithstanding the foregoing, where a change and/or modification is to be made to the Contractor’s Scope (but not the Sub-Contract Works), the Owner shall, subject to the limitations expressed in this Article 13, have the right to instruct the Contractor to perform such change (a “Directed Change”). The difference between the Contractor’s and the Owner’s proposed adjustment to the Contract Price shall be known as the “Disputed Difference”. The Owner shall not be entitled to issue a Directed Change, nor shall the Contractor be obliged to perform a Directed Change, where the Disputed Difference in respect of all Directed Changes (including the proposed Directed Change) exceeds the aggregate sum of Five Million United States Dollars U.S.$5m. The Contractor’s obligation to adjust delivery dates under this Article 13 shall be conditioned upon the Contractor’s ability to obtain the corresponding adjustment from its suppliers. A Directed Change shall be paid for monthly by the Owner to the Contractor on a time and materials, cost plus basis in accordance with Appendix 3 pending resolution of the Disputed Difference.

13.4
The Owner may request changes to the Contractor’s Scope by altering, adding or deducting from it by giving a written request of such changes to the Contractor. Within seven (7) Days (provided always that the Owner’s request is clear and the details thereof are sufficient for the Contractor to work out the variation required) from delivery of the request, the Contractor will give notice to the Owner in writing of the alteration to the Specifications and (if any) to the Contract Price and/or the Redelivery Date. The Owner shall notify the Contractor in writing within three (3) Days of receipt of the Contractor’s notice whether or not it agrees to the change being carried out on such terms. A Variation shall be signed by the Parties if the Owner agrees to the change, otherwise the Contractor shall not make the change.

13.5
Further, if the Owner makes remarks or amendments on Plans or drawings submitted by the Contractor or requests the performance of specific work which in the Contractor’s reasonable opinion is not part of its obligations under this Agreement, then the Contractor may issue a notice in writing to the Owner setting out in sufficient detail the requested modification and any adjustment to the Contract Price and/or Redelivery Date and/or any other provision of this Agreement and/or the Specifications which the Contractor requires before performing the requested modification. The Owner shall notify the Contractor in writing within three (3) Days of receipt of the Contractor’s notice whether or not it agrees to the modification being carried out on such terms. A Variation Order shall be signed by the Parties if the Owner agrees to the change, otherwise the Contractor shall not make the change.

13.6	For modifications and/or changes agreed in a Variation Order to be performed on a lump-sum basis, payment shall be made by the Owner, unless otherwise agreed, in the following manner:

(i)
on the date of the Variation Order, payment of such percentage of the value of the Variation Order as is equivalent to the total percentage of the Conversion Price which has become due to the Contractor; and

(ii) thereafter, payment of the balance of the value of the Variation Order by instalments in the same percentage and on the same dates as the succeeding instalments of the Conversion Price.

For modifications and/or changes performed on a unit rate, time-and-materials, or cost-plus basis, payment shall be made by the Owner at the end of every calendar month in accordance with the work performed pursuant to such modification and/or change in that month.

13.7
In the event that any of the materials required by the Specifications or otherwise under this Agreement for the Contractor’s Scope cannot be procured in time or are in short supply to maintain the Redelivery Date, the Contractor may, provided that the Owner shall so agree in writing, supply other materials capable of meeting the requirements of the Classification Society and of the rules, regulations and requirements with which the repair, modification and conversion of the Vessel must comply. Any agreement as to such substitution of materials shall be effected in the manner provided in this Article 13 and shall likewise include alterations in the Contract Price and Redelivery Date and other terms and conditions of this Agreement occasioned by or resulting from such substitution.

13.8
Notwithstanding Articles 13.1 and 13.2, as regards the Sub-Contract Works, the Contractor shall have no obligation to instruct the Sub-Contractor to carry out such modifications and/or changes unless: (i) it is entitled to demand such modifications and/or changes from the Sub-Contractor; (ii) the Sub-Contractor and the Contractor agree a Variation Order in accordance with the GANDRIA Topsides Agreement; and (iii) a Variation Order is signed by the Owner and the Contractor as provided above. The Owner shall reimburse the Contractor for the cost to the Contractor of making such alterations and/or changes within 30 Days of the Contractor's invoice. In the event that the only disagreement between the Owner and the Contractor is the impact of a proposed modification and/or change to the Sub-Contract Works on the Topsides Price, the Owner may instruct the Contractor to instruct the Sub-Contractor to perform the modification and/or change in accordance with Clause 36.5 of the GANDRIA Topsides Agreement.

13.9	The Owner hereby undertakes not to request changes and/or modifications that increase or decrease the Contractor’s Scope or the Topsides Scope beyond the intent of the original scope.

13.10
If the Owner requests engineering services from the Contractor in the preparation of a Variation, and the Owner elects not to issue a Variation, the Owner shall compensate the Contractor for its costs incurred in the preparation and submittal of information and documents in response to the Owner’s request at the rates set out in Appendix 3. If requested by the Owner in writing, the Contractor shall provide a written cost estimate prior to responding to any of the Owner’s requests which may amount to a Variation.

13.11	For the avoidance of doubt, any changes to the Revised Basis of Design or the Revised Owner Rely-Upon Information shall constitute a modification and/or change to which this Article 13 applies.

13.12
The Contractor shall also be entitled to a Variation Order in respect of any additional work or delays caused by (a) any failure of the Owner to comply with its obligations under this Agreement resulting in an impact on the Contractor; (b) changes in applicable standards from those applicable at the Date of Agreement, (c) any Change in Law, after the Date of Agreement, (d) delays and extra costs after the Date of Agreement that are caused by a Force Majeure Event, (e) any changes in the results of the Revised FEED Study Report, (f) any Variation Order to which the Sub-Contractor is entitled pursuant to the GANDRIA Topsides Agreement.

14.	ERRORS AND CHANGES

14.1
The Contractor shall be entitled to a Variation Order in respect of adjustment of the Contract Price (calculated in accordance with Appendix 3) and in respect of delays to the Contractor’s Scope resulting from an Objective Error as defined in the GANDRIA Topsides Agreement, to the extent not compensated for by the Sub-Contractor under the GANDRIA Topsides Agreement.

14.2
The Contractor shall be entitled to a Variation Order in respect of adjustment of the Contract Price calculated in accordance with Appendix 3 and in respect of delays to the Works resulting from a Subjective Error as defined in the GANDRIA Topsides Agreement, to the extent not compensated for by the Sub-Contractor under the GANDRIA Topsides Agreement.

14.3
Without prejudice to the exercise of rights under Clause 56 of the GANDRIA Topsides Agreement, in the event that (i) there is any disagreement as to the Certification Body’s decision on whether the Sub-Contractor’s interpretation of the discretionary elements of DNV-OS-E201 was in accordance with Prudent Engineering and Construction Practice; (ii) there is any disagreement as to whether changes to the Sub-Contract Works arising from HAZOP are due to the Sub-Contractor’s Objective Error(s) and/or Subjective Error(s); or (iii) the Certification Body fails to provide such opinion within 30 days of the Sub-Contractor’s written request (copied to the Contractor and Owner), such disagreement or decision shall be referred to an independent third party. The independent third party will be retained by the Sub-Contractor subject to the mutual agreement of the Owner, which shall not be unreasonably withheld. The costs of the independent third party shall be paid by whichever of the Owner or the Sub-Contractor, or such combination of the foregoing, as the independent third party decides. Either the Owner or the Sub-Contractor may seek to have the independent third party’s ruling adjudicated under Clause 56 of the GANDRIA Topsides Agreement. The Owner shall, pending the decision of such independent third party, have the right to instruct the Contractor to instruct the Sub-Contractor to comply with the decision of the Certification Body.

14.4
The Contractor shall be entitled to a Variation Order in respect of adjustment of the Contract Price calculated in accordance with Appendix 3 and in respect of delays to the Works arising from a Hazard & Operability Analysis study (“HAZOP”), to the extent not compensated for by the Sub-Contractor under the GANDRIA Topsides Agreement.

15.	CONTRACT PRICE AND TERMS OF PAYMENT

Contractor’s Scope

15.1
The price for the performance of the Works (excluding the Re-measurable Scope, as defined in Article 15.2 below) shall be the sum of US$602,819,390 net receivable by the Contractor, (the “Fixed Price”) which is exclusive of the OFE and shall be subject to adjustment, if any, as hereinafter set forth in this Agreement.

15.2
The provisional price (“Provisional Re-measurable Price”) for the performance by the Contractor of the erection, installation and integration of the Topsides Scope, and for the performance of repair and life extension works of the Vessel, as set out in Appendix 3 (“Re-measurable Scope”) shall be the sum of US$81,183,332. The actual price for the performance by the Contractor of the Re-measurable Scope shall be based on a re-measurement of the actual work, materials and equipment required to carry out the Re-measurable Scope at the rates set out in Appendix 3 (“Final Re-measurable Price”), which the Contractor shall determine no later than 14 Days before Vessel Leaving The Yard. The Fourth Instalment shall be adjusted to take into account the difference between the Provisional Re-measurable Price and the Final Re-measurable Price through a Variation Order.

15.3
The total price for the performance of the Works (“Conversion Price”) shall be the total of the Fixed Price and the Final Re-measurable Price, which is exclusive of the Topsides Price and shall be subject to adjustment, if any, as provided in this Agreement. Pending ascertainment of the Final Re-measurable Price, the total of the Fixed Price and the Provisional Re-measurable Price is referred to as the “Provisional Conversion Price”.

Works

15.4	The Owner shall pay the Contractor the Conversion Price in instalments as follows:

a)
the First Instalment of 30% of the Provisional Conversion Price shall be paid within five Days of the Contractor’s receipt of the Owner’s Notice to Proceed. For the avoidance of doubt, the amount already paid by the Owner pursuant to Article 2.1.2 shall count towards the payment of this First Instalment of 30% of the Provisional Conversion Price.

b)
the Second Instalment of 20% of the Provisional Conversion Price, together with payment for any Variations then due, shall be paid on completion of fabrication works for the sponsons by the Contractor.

c)
the Third Instalment of 10% of the Provisional Conversion Price, together with payment for any Variations then due, shall be paid on the earlier of: (i) the mechanical completion of the refrigerant compressor in the Works; or (ii) 25 months after the Effective Date.

d)
the Fourth Instalment of such amount as will result in the Contractor receiving a total of 93% of the Conversion Price taking into account payments already received by the Contractor in respect of the Provisional Conversion Price and the Topsides Credit referred to in Article 15.10 together with the aggregate of any increase or decrease of the Conversion Price arising from the provisions of this Agreement, and all other amounts then due to the Contractor from the Owner, or to the Owner from the Contractor pursuant to Article 29.3, shall be paid on Vessel Leaving The Yard.

e)	the Fifth Instalment of such amount as represents 2% of the Conversion Price, together with payment for any Variations then due, shall be paid on Redelivery.

f)
the Sixth Instalment of such amount as represents 2.5% of the Conversion Price, together with payment for any Variations then due, shall be paid on the earlier of: (i) Sailaway; or (ii) the expiry of 30 Days from Vessel Leaving The Yard.

g)
the Seventh Instalment of such amount as represents 1% of the Conversion Price, together with payment for any Variations then due, shall be paid on the earlier of: (i) First Gas; or (ii) the expiry of 120 Days from Vessel Leaving The Yard.

h)
the Eighth Instalment of such amount as represents 1.5% of the Conversion Price, together with payment for any Variations then due, shall be paid on the earlier of: (i) the date of achievement of Final Acceptance; or (ii) the expiry of 180 Days from Vessel Leaving The Yard.

15.5	The Contractor shall submit to the Owner an invoice for each payment referred to in Article 15.4 not later than 7 Business Days before the date when such payment is due.

Sub-Contract Works

15.6
The Owner shall pay to the Contractor such amounts as are due from the Contractor to the Sub-Contractor so as to enable the Contractor to pay such amounts to the Sub-Contractor in full when due. The Sub-Contractor shall submit an invoice to the Contractor each month for the milestones achieved and for progress pertaining to Variation Orders in the preceding month.

15.7
The Contractor shall deliver to the Owner copies of all Milestone Achievement Certificates received and approved by the Contractor from the Sub-Contractor. The Owner shall review and comment on each Milestone Achievement Certificate in good time to enable the Contractor to comply with Clause 7.8.1 of the GANDRIA Topsides Agreement.

15.8
The Contractor shall deliver to the Owner copies of all invoices received and approved by the Contractor by the Sub-Contractor together with an invoice in the same amount from the Contractor to the Owner. The Owner shall review and comment on each invoice in good time to enable the Contractor to comply with Clause 7.8 of the GANDRIA Topsides Agreement.

15.9	The Owner shall pay the amount invoiced by the Contractor and the Sub-Contractor in good time to enable the Contractor to comply with Clause 7.5 of the GANDRIA Topsides Agreement.

15.10
The Owner shall pay to the Contractor at the same time as payment of the First Instalment under Article 15.4 the additional sum of Five Million United States Dollars (U.S. $5,000,000) (the “Topsides Credit”). In the event that the Owner fails to make timely payment of any amount due to the Contractor in respect of the Sub-Contract Works, the Contractor shall make such payment from the Topsides Credit upon which the Owner shall forthwith pay to the Contractor by the last day of the same calendar month such amount as will restore the Topsides Credit to the aforementioned sum.

15.11	Such amount, if any, of the Topsides Credit remaining at Vessel Leaving The Yard shall be dealt with in accordance with Article 15.4d).

General

15.12
Payment of sums due to the Contractor under this Agreement shall be made without any discount, set off, deduction or withholding of any nature whatsoever by wire transfer free of all transfer charges to the Contractor’s bank account as may from time to time be designated and notified in writing (or as may be detailed in any invoice) to the Owner for credit to the account of the Contractor.

15.13	Interest shall accrue on any delayed payment at the Default Interest Rate (before or after judgment or arbitration award) until full payment is made.

Adjustment for Owner’s Notice to Proceed

15.14
Without prejudice to any other provisions of this Agreement expressly permitting adjustment of the Contract Price, the Contract Price shall be adjusted in accordance with the following to obtain a revised Contract Price (consisting of a revised Conversion Price and a revised Topsides Price) that shall automatically apply following such Price Review:

13.

15.15	The revised Contract Price obtained pursuant to the Price Review shall take into account, but not be limited to, the following:

13.1	the revised Topsides Price automatically applicable pursuant to Clause 7.11 of the GANDRIA Topsides Agreement;

13.1.1
increase in the cost of the labour component required to perform the Works at the rate of 0.66% per month, compared against the price estimates used by the Contractor to determine the original Conversion Price, but taking into consideration market conditions;

13.1.2	changes in the cost of bulk materials required for the Works;

13.1.3
changes in the cost of equipment and other materials required for the Works, as evidenced by good-faith revised price estimates provided by the Contractor’s suppliers of such equipment and materials compared against the price estimates for the same used by the Contractor to determine the original Conversion Price;

13.1.4	other material changes in market conditions relevant to performance of the Works;

13.1.5	changes to the Works, the Contractor’s Scope, and the Outline specification of conversion (as detailed in Appendix 1B), made pursuant to the FEED Studies Update;

13.1.6	changes in currency exchange rates;

13.1.7	changes in market competition for conversion projects performed by Singapore ship yards;

13.1.8	changes in market competition amongst vendors providing goods and/or services for ship conversion projects; and

13.1.9	changes in market competition amongst topsides providers of conversion projects.

15.16	The Contractor shall make available, at the Owner’s request, such information to support the changes in Article 15.15.4 at its Singapore offices for the Owner’s review.

15.17	For the avoidance of doubt, any increase in the Topsides Price shall be borne solely by the Owner.

16.	ADJUSTMENT OF CONTRACT PRICE

14.
The Contract Price shall be subject to adjustment, as set forth below, in the event of the following contingencies (it being understood by both Parties that any reduction of the Contract Price is by way of liquidated damages and not by way of penalty and that the remedies provided in this Article 16 shall constitute the Owner’s sole remedy for delay in the performance of the Contractor’s Scope and/or the Sub-Contract Works), provided that any reduction by way of liquidated damages shall only be made if the Owner has an arms length contract with a party unconnected with the Owner for the employment of the Vessel.

Contractor’s Scope
14.1

(a)	No adjustment shall be made and the Conversion Price shall remain unchanged for the first 15 Days of delay in Redelivery beyond the Redelivery Date (the “Grace Period”);

(b)
If Redelivery is delayed more than 15 Days beyond the Redelivery Date for reasons solely attributable to the Contractor, then in such event, beginning from the 16th Day after the Redelivery Date (i.e. the end of the Grace Period) until the end of two (2) calendar months from the end of the Grace Period, the Conversion Price shall be reduced by deducting the sum of fifty thousand United States Dollars (U.S.$50,000) per Day for each Day of delay beyond the expiry of the Grace Period.

(c)
If Redelivery is delayed more than two (2) calendar months beyond the end of the Grace Period for reasons solely attributable to the Contractor, then in such event, beginning from the third calendar month after the end of the Grace Period until the end of four calendar months after the end of the Grace Period, the Conversion Price shall be reduced by deducting the sum of seventy-five thousand United States Dollars (U.S.$75,000) per Day for each Day of delay beyond the end of two (2) calendar months following the expiry of the Grace Period.

(d)
If Redelivery is delayed more than four (4) calendar months beyond the end of the Grace Period for reasons solely attributable to the Contractor, then in such event, beginning from the fifth calendar month after the end of the Grace Period until the end of six calendar months after the end of the Grace Period, the Conversion Price shall be reduced by deducting the sum of one hundred thousand United States Dollars (U.S.$100,000) per Day for each Day of delay beyond the end of four (4) calendar months following the expiry of the Grace Period.

(e)
If Redelivery is delayed more than six (6) calendar months beyond the end of the Grace Period for reasons solely attributable to the Contractor, then, in such event, beginning from the seventh calendar month after the end of the Grace Period until the Contractor accrues the total limit for liquidated damages stated below in Article 16.3, the Conversion Price shall be reduced by deducting the sum of one hundred and forty five thousand United States Dollars (U.S.$145,000) per Day for each Day of delay beyond the end of six (6) calendar months following the expiry of the Grace Period.

14.2	However, the total reduction in the Conversion Price on account of such liquidated damages shall not be more than forty million United States Dollars (U.S.$40,000,000).

14.3
For the purposes of this Article 16, Redelivery shall be deemed to be delayed when and if the Vessel, after taking into full account all postponements of the Redelivery Date by reason of permissible delays and/or any other reasons under this Agreement, is not delivered by the date upon which Redelivery is required under the terms of this Agreement.

14.4
It is expressly understood and agreed by the Parties that in any case, if the Owner terminates this Agreement pursuant to Article 32.1 or Article 33, the Owner shall not be entitled to any damages or to liquidated damages as provided in this Article 16.

14.5
The Parties acknowledge and agree that the amount of liquidated damages payable for delay in Redelivery as provided in this Article 16 constitutes a genuine pre-estimate of the loss that would be suffered by the Owner as a result of the Contractor’s non-compliance with its obligations under this Agreement. In the event that such liquidated damages are determined to be unenforceable, the Owner shall be entitled to recover direct damages provided that such damages shall not exceed the maximum amount of liquidated damages which would have been recoverable under this Article 16 if the liquidated damages had been enforceable.

14.6
If Redelivery occurs earlier than the Redelivery Date, as may be adjusted in accordance with the terms of this Agreement, the Conversion Price shall be increased at the discretion of the Owner by a sum between one million to five million United States Dollars (U.S. $1,000,000 - $5,000,000), provided that the Conversion Price shall be increased only if the Owner has an arms-length contract with a party unconnected with the Owner for the employment of the Vessel. Such sum, if any, shall be paid by the Owner to the Contractor within 14 Days of the achievement of Substantial Performance.

Sub-Contract Works

14.7
As regards to the Sub-Contract Works the Contractor shall have no obligation to the Owner, whether by way of liquidated damages or otherwise, for delays to the Sub-Contractor’s performance of the Sub-Contract Works or for delays to the Works arising out of or in connection with the Sub-Contract Works, unless those delays are caused by the Contractor in breach of its obligations under the GANDRIA Topsides Agreement or this Agreement. Further, the Contractor shall have no obligation to the Owner in respect of the performance of the Topsides Scope in any Performance Tests or otherwise.

14.8
Where the Contractor’s performance of the Contractor’s Scope is delayed by causes which are the responsibility of the Sub-Contractor, such that Redelivery is delayed beyond the Redelivery Date, the Redelivery Date shall be postponed to the extent of the impact to the Contractor’s performance of the Contractor’s Scope.

14.9	Subject to Article 29, the Contractor shall endeavour to avoid or minimise the impact of any delays to the Contractor’s Scope caused by the Sub-Contractor.

17.	MECHANICAL COMPLETION

15.	The Contractor shall be responsible for achieving Mechanical Completion in respect of the Works.

15.1
Upon each stage of successful Mechanical Completion, the Owner’s Representative and the Contractor’s Representative shall sign Mechanical Completion Certificates in accordance with the procedure which the Contractor and the Owner shall agree before commencement of Mechanical Completion. In the event of minor works that are not completed but which do not affect the safe departure of the Vessel (“Outstanding Works”), the Mechanical Completion Certificate shall be signed with an agreed punch list of the Outstanding Works, which shall be subsequently completed by the Contractor within one month after Redelivery provided that the Owner grants the Contractor reasonable access and facilities.

15.2
Acceptance of Mechanical Completion as above provided shall be final and binding so far as conformity of the Works with this Agreement and the Specifications are concerned and shall preclude the Owner from refusing Redelivery.

18.	PRE-COMMISSIONING OF SUB-CONTRACT WORKS

16.
The Contractor shall be responsible for carrying out activities at the Yard for the Pre-Commissioning of the Sub-Contract Works, with the assistance of the Sub-Contractor, in accordance with the GANDRIA Topsides Agreement.

16.1
Upon each stage of successful Pre-Commissioning of the Sub-Contract Works, the Owner’s Representative and the Contractor’s Representative shall sign Pre-Commissioning Certificates of the Sub-Contract Works, in accordance with the procedure which the Contractor shall agree with the Sub-Contractor before commencement of Pre-Commissioning of the Sub-Contract Works.

19.	COMMISSIONING OF THE WORKS

17.	The Contractor shall perform Commissioning of the Works, as further detailed in Appendix 1B.

17.1
Upon each stage of successful Commissioning of the Works, the Owner’s Representative and the Contractor’s Representative shall sign a Commissioning Certificate in accordance with the procedure which the Contractor and the Owner shall agree before commencement of Commissioning of the Works.

17.2	The procedure set out in Article 17.2 in respect of Outstanding Works in relation to Mechanical Completion shall also apply to Commissioning of the Works.

20.	VESSEL LEAVING THE YARD

18.
Upon the completion of the Commissioning of the Works provided in Appendix 1B to be carried out in the Yard, the Owner’s Representative and the Contractor’s Representative shall sign the Certificate of Vessel Leaving The Yard in the form set out in Appendix 10, whereupon (subject to the payment of the Fourth Instalment in accordance with Article 15.4d)) the care, custody and control of the Vessel shall pass from the Contractor to the Owner (“Vessel Leaving The Yard”). The Owner shall concurrently deliver to the Contractor a bank guarantee in the form of Appendix 10 from a first-class Singapore bank acceptable to the Contractor, to be valid until the full discharge by the Owner of its obligations under this Agreement, whereupon the Contractor shall deliver to the Owner a discharge of the mortgage over the Vessel referred to in Article 47.

18.1
On and from the signing of the Certificate of Vessel Leaving The Yard and payment as set out in Article 20.1, the Vessel shall be at the sole risk of the Owner. The Owner shall be responsible for manning, security, watchmen and all other costs and liabilities relating to the Vessel after 7 days from such date of signing. The Contractor’s prevailing mooring/berthing rates will be payable by the Owner whilst the Vessel remains at the Yard beyond 7 Days after the signing of the Certificate of Vessel Leaving The Yard. During the 7 Days after the signing of the Certificate of Vessel Leaving The Yard that the Vessel remains in the Yard, the Contractor shall be fully entitled to move the Vessel to another part of the Yard at the Owner’s cost and risk of loss or damage arising from such movement.

18.2
Following the signing of the Certificate of Vessel Leaving The Yard in accordance with Article 20.1, and before it is required under this Agreement to cause the departure of the Vessel from the Yard, the Owner may, at its entire risk and cost, carry out Pre-Commissioning and Commissioning activities on and in respect of the Sub-Contract Works.

21.	COMMISSIONING AT ANCHORAGE

19.
Following the signing of the Certificate of Vessel Leaving The Yard and payment in accordance with Article 20.1, the Owner shall, at its own risk and cost, cause the Vessel to be moved within 7 Days from the Yard to an anchorage in Singapore.

19.1
The Contractor shall perform at such anchorage the remaining Commissioning of the Works in accordance with Appendix 1B, for which purpose the Owner shall provide to the Contractor reasonable and timely access and facilities. The procedure set out in Article 17.2 in respect of Outstanding Works in relation to Mechanical Completion shall also apply to Commissioning of the Works.

22.	REDELIVERY

20.
The Owner shall accept Redelivery immediately upon the completion of Commissioning at anchorage, and make payment of the Fifth Instalment and all other amounts then due to the Contractor from the Owner.

20.1
Redelivery is estimated to take place approximately 31 months from the effective date of the Owner’s Notice to Proceed pursuant to Article 4.4. Such estimate is based on the assumption that: (i) the Vessel is an exact replica of the HILLI; and (ii) the Works and Sub-Contract Works to be performed are identical to that being performed on the HILLI. For clarity, the Parties acknowledge that such assumption is inaccurate and that Redelivery shall take place on such date as is agreed between the Owner, the Contractor and the Sub-Contractor pursuant to the last paragraph in Article 4.3 of this Agreement and the last paragraph in Clause 4.2 of the Topsides Agreement, as such date may be adjusted in accordance with the terms of this Agreement. The aforementioned date or such later date to which the requirement of Redelivery is postponed pursuant to the terms of this Agreement, is herein called the “Redelivery Date”.

20.2	NOT USED

20.3	NOT USED

20.4	The Owner and the Contractor shall agree on adjustments to the schedules for the performance of the Works to meet adjustments in the Redelivery Date pursuant to this Article 22.

20.5
Provided that the Owner shall have made payment of the Fifth Instalment, Redelivery shall be effected by the concurrent delivery by each of the Parties to the other the Protocol of Redelivery and Acceptance acknowledging Redelivery of the Vessel by the Contractor and acceptance thereof by the Owner. Upon Redelivery, ownership, property and title to all goods, materials, spares, equipment (including, but not limited to, the Equipment and other items referred to in the GANDRIA Topsides Agreement), machineries, appurtenances, outfit, articles and items supplied to or installed on the Vessel whether pursuant to this Agreement, the GANDRIA Topsides Agreement or otherwise (hereinafter referred to collectively as the “Contractor’s Equipment”) shall, unless otherwise agreed, pass to the Owner but, until such time as the Vessel is redelivered to the Owner in accordance with this Article 22, ownership, property and title to all the Contractor’s Equipment as aforesaid shall remain vested solely and exclusively in the Contractor.

20.6	Upon Redelivery, the Contractor shall deliver to the Owner the following documents (if not already delivered): -

20.6.1	Protocol of Mechanical Completion;

20.6.2
Instruction books and operation manuals in the English language from the vendors or suppliers of the equipment procured by the Contractor under this Agreement including those received from the Sub-Contractor in respect of the Sub-Contract Works; and

20.6.3	Drawings and certificates as listed in the Specifications.

20.7
Concurrently with Redelivery, the Owner shall pay to the Contractor the Fifth Instalment (unless already paid in accordance with Article 15.4) and all other amounts then due to the Contractor from the Owner.

20.8
If the Owner fails to accept Redelivery according to this Agreement without any justifiable reason, the Contractor shall have the right to tender Redelivery after compliance of the procedural requirements as provided above.

20.9
The procedure set out in Article 17.2 in respect of Outstanding Works in relation to Mechanical Completion shall also apply to Redelivery. The Owner shall install the Commissioning Spares on the Vessel before Redelivery.

23.	SAILAWAY

21.	Following Redelivery, the Owner shall, at its own risk and cost, cause the Vessel to be moved promptly from Singapore anchorage to the Project Site (“Sailaway”).

21.1
Upon the earlier of Sailaway or 30 Days following Vessel Leaving The Yard, the Owner shall pay to the Contractor the Sixth Instalment and all other amounts then due to the Contractor from the Owner, if any.

24.	PROJECT SITE WORKS

22.
The Owner shall be responsible at its own costs, expense and risk for mobilising the Vessel to the Project Site, installing here there, hook up and all other activities required for the preparation for and carrying out of the Project Site Works.

22.1
The Owner shall provide Project Site Personnel to perform those Project Site Works to be carried out by the Owner with the assistance of the Contractor as provided in Appendix K and of the Sub-Contractor as provided in Clause 28 of the GANDRIA Topsides Agreement.

22.2
The Owner shall ensure that the Project Site is safe, accessible, compliant with Applicable Laws and not in breach of any term of this Agreement or of the GANDRIA Topsides Agreement. The Owner shall notify the Contractor in writing as soon as possible, but not less than 120 Days before the commencement of the Project Site Works, of the location of the Project Site, to enable the Contractor and the Sub-Contractor to prepare for mobilisation of the Contractor’s personnel and the Sub-Contractor Project Site Personnel (as defined in the GANDRIA Topsides Agreement) to the Project Site and to enable the Contractor and the Sub-Contractor to satisfy themselves as to the safety, regulatory, legal and operational environment at the Project Site.

22.3
The Owner shall provide the Contractor’s Representative and the Sub-Contractor with written notices at 90, 45, 21 and 5 Days prior to the date or dates when the Project Site Works are to commence. The 5-Day notice shall be accompanied by confirmation that the pre-conditions set out in Article 24.5 either have been fulfilled or will be fulfilled prior to the commencement of the Project Site Works.

22.4
Prior to the commencement of the Project Site Works and prior to the arrival of the Sub-Contractor Project Site Personnel at the Project Site (as defined in the GANDRIA Topsides Agreement), the Owner shall provide the following at the Project Site:

22.4.4
access to the Vessel from the date of commencement of the Project Site Works until Final Acceptance, to the extent necessary for the Contractor and the Sub-Contractor to perform their respective scopes of work in relation to the Contractor’s Scope and the Topsides Scope;

22.4.5
arrangements for transport of the Contractor’s and the Sub-Contractor’s personnel and materials between the nearest commercial international airport within the country in which the Project Site is located and the Project Site;

22.4.6	appropriate accommodation and catering for such personnel while they are required to be on the Vessel or on or near to the Project Site;

22.4.7	adequate Project Site office space;

22.4.8
adequate infrastructure support and Project Site Personnel for the Contractor’s and Sub-Contractor’s use at the Project Site for the purposes of the Project Site Works, adequate construction craft labour as may be required to support the activities of the Contractor and the Sub-Contractor at the Project Site including all supervision, labour and skilled mechanics with necessary small tools and consumables and all other material to ready the project for Project Site Works up through Final Acceptance, all to be provided in accordance with the Owner’s rate sheet containing labour rates on a non-profit basis, that shall be provided to the Contractor and Sub-Contractor no later than 30 Days prior to the scheduled Redelivery;

22.4.9	an adequate number of qualified and properly trained operators and maintenance personnel in a timely manner to support the Project Site Works;

22.4.10
reasonable assistance for the Contractor and the Sub-Contractor to obtain Authorisations as required by Applicable Laws at the Project Site for the Contractor and the Sub-Contractor to perform the Project Site Works;

22.4.11
sufficient feed stock and utilities (including fuel, air, power, water) and consumables (including reagents, chemicals, grease and lubricants complete with MSDS data) for the Project Site Works (providing however that the Sub-Contractor shall provide the Owner, with reasonable notice of its requirements at the Project Site);

22.4.12
first fills including but not limited to lubricants, refrigerants, catalyst, perlite insulation and chemicals following delivery of the Vessel to Project Site at the times and to the specification requested by the Sub-Contractor in order to complete the Project Site Works, provided that the Sub-Contractor has, six months prior to scheduled Sailaway or such shorter period of time as is reasonable under the circumstances, provided the Owner with a list identifying the foregoing items and quantities thereof;

22.4.13
sufficient storage for LNG product produced by the Vessel during the Project Site Works to support continuous, steady state operation necessary to achieve Final Acceptance in accordance with the Project Schedule;

22.4.14	cooled down LNG storage tanks on the Vessel ready to accept LNG production;

22.4.15
all required catalyst, chemicals, Owner’s Spares, fuels, lubricants, and the Commissioning Spares (which shall have been delivered by the Sub-Contractor in accordance with the GANDRIA Topsides Agreement) as listed in Appendix S of the GANDRIA Topsides Agreement. Such items shall be readily available either on the Vessel or adjacent to the Vessel;

22.4.16	LNG or liquefied nitrogen or other means to cool down the Vessel’s LNG storage tanks;

22.4.17	the safe, secure and stable mooring of the Vessel at the Project Site and the hooking up and commissioning of the relevant gas feed line;

22.4.18	the necessary Authorisations for the Project Site Works having been obtained; and

22.4.19
the availability of accommodation on the Vessel for the Contractor’s and Sub-Contractor’s personnel; and the Contractor's and the Sub-Contractor’s acceptance (acting reasonably) of the health, safety, security and other arrangements at the Project Site in accordance with Article 42 of this Agreement and Clause 14.5 of the GANDRIA Topsides Agreement.

Owner’s Spares

22.5	The Sub-Contractor shall deliver to the Owner a list of Owner’s Spares with itemised prices as provided for in Clause 21.3 of the GANDRIA Topsides Agreement.

22.6	The Owner shall procure at its own cost the Owner’s Spares, either from the Sub-Contractor or from others.

22.7	The Owner’s Spares shall be made available at or transported to the Project Site by the Owner at its own cost prior to the Sub-Contractor’s arrival at the Project Site.

22.8	The Owner’s Spares may be used by the Sub-Contractor during Startup, Project Site Commissioning and in support of warranty work pursuant to Clauses 21.5 to 21.6 of the GANDRIA Topsides Agreement.

25.	CONDITIONS PRECEDENT FOR PROJECT SITE COMMISSIONING

23.	Project Site Commissioning will commence when the Owner has issued the Ready for First Gas Certificate.

23.1
The Ready for First Gas Certificate shall be issued by the Owner to the Sub-Contractor when the Owner is satisfied that feed gas may be introduced into the liquefaction system, including the satisfaction by the Owner of all the following conditions precedent:

23.1.1	the hook up of the gas transmission line has been accomplished;

23.1.2	all necessary Authorisations have been obtained in order for Project Site Commissioning to commence;

23.1.3	the Vessel is free from any damage to equipment or systems that may have occurred in transit to the Project Site and which would affect the operation of the Sub-Contract Works;

23.1.4	the feed gas pipeline is fully operational;

23.1.5	all “dried” systems have maintained dryness during transit or have been dried at the Project Site;

23.1.6	all infrastructure required to support Project Site Commissioning, the warranty work and rectification efforts is available (e.g. crew vessels, craft labour, spare parts, etc.);

23.1.7	a pre-start-up safety review has been completed;

23.1.8	cool down of the Vessel LNG storage tanks is completed in sufficient time for the introduction of produced LNG;

23.1.9	operator training has been completed and a sufficient number of trained operation and maintenance personnel are on board to support Startup and Project Site Commissioning;

23.1.10	the provision of all safety management and issuance of any subsequent work permit and/or hot work permits which may be required to support the Commissioning schedule; and

23.1.11	the Owner formally assuming responsibility for all safety management and issuance of any subsequent work permits which may be required to support Project Site Commissioning.

23.2	The Owner shall demonstrate satisfaction of the above conditions precedent together with the Ready for First Gas Certificate.

23.3
The Sub-Contractor shall respond to the Ready for First Gas Certificate in writing either with its agreement or, if it disagrees, with full details of its reasons within three Days of receipt of the Ready for First Gas Certificate.

23.4
If any of the conditions precedent listed in Article 25.2 is not fulfilled, causing the Ready for First Gas Certificate not to be issued (and for Project Site Commissioning not to commence) (or any repetition thereof in the event of prior failure), the Owner shall, at its own cost, make all appropriate adjustments and modifications with all reasonable speed and at its own expense to enable the Ready for First Gas Certificate to be issued. If the Ready for First Gas Certificate has not been issued to the Sub-Contractor within 28 Days from the receipt by the Sub-Contractor of the final notice referred to in Article 24.4 for reasons which are not the Sub-Contractor’s responsibility, the Sub-Contractor shall be entitled to a Variation Order (from the Owner, through the GANDRIA Topsides Agreement and this Agreement) for its reasonable increased costs arising from such delay.

26.	PROJECT SITE COMMISSIONING

24.	The Owner shall perform the Project Site Commissioning with the assistance of the Contractor and of the Sub-Contractor.

24.1
The Owner, the Contractor or the Sub-Contractor shall be entitled to order the cessation of any aspect of Project Site Commissioning if damage to the Vessel or other property or personal injury is likely to result from continuation.

24.2
Project Site Commissioning activities of the Owner shall be presented in a written report(s) produced and delivered by the Owner to the Sub-Contractor within five (5) Days of the completion of the relevant aspect of Project Site Commissioning. The form and content of the report(s) will be agreed between the Owner and the Sub-Contractor prior to Sailaway.

24.3	The Sub-Contractor may, acting reasonably, within five (5) Days of receipt of a report produced by the Owner in accordance with Article 26.3, give the Owner a notice that it considers:

24.3.1	the report to be deficient in any way and that it requires the Owner to correct and resubmit the report, and the Owner must, at its own cost, resubmit the report;

24.3.2	that the Owner has failed to achieve Project Site Commissioning, such notice setting out the reasons for such failure; or

24.3.3	that Project Site Commissioning has been successfully performed.

24.4
If any part of the Project Site Commissioning fails (or any repetition thereof in the event of prior failure) or if Project Site Commissioning (or any part thereof) is stopped before completion, the Owner shall, at its own cost, make all appropriate adjustments and modifications with all reasonable speed and at its own expense and Project Site Commissioning (or the relevant part thereof) shall be repeated by the Owner as soon as practicable thereafter, and the Sub-Contractor shall be afforded schedule adjustments which may apply.

24.5
Where Project Site Commissioning has been achieved such that the Sub-Contractor has issued the requisite notice pursuant to Article 26.4.3, and all other Commissioning requirements have been satisfied, the Owner shall immediately issue the Ready for Startup Certificate in the form set out in Appendix 10 and proceed to Startup.

27.	START UP AND PERFORMANCE TESTS

25.
The Owner shall perform Startup and the Performance Tests with the assistance of the Sub-Contractor. The Sub-Contractor shall provide technical services in accordance with Appendices D, K and Z of the GANDRIA Topsides Agreement concerning Startup and the carrying out of the Performance Tests in accordance with the procedures and requirements for the Performance Tests set out in Clause 31, and Appendices N and O of the GANDRIA Topsides Agreement.

25.1	The GANDRIA Topsides Agreement provides as follows in relation to performance of the Equipment during the Performance Tests:

•	Substantial Performance

•	Minimum Performance

•	Guaranteed Performance

•	Guaranteed Fuel Usage

•	Guaranteed Electrical Power Consumption
as each of those terms is defined in the GANDRIA Topsides Agreement.

25.2
The Performance Tests shall demonstrate the achievement of Substantial Performance, Minimum Performance and Guaranteed Performance (together the “Performance Tests”), the latter to include Guaranteed Fuel Usage and Guaranteed Electrical Power Consumption.

25.2.4
Substantial performance ("Substantial Performance") shall be achieved when the liquefaction plant has achieved, in the aggregate, an average LNG output of at least 70 per cent of the Guaranteed LNG Output over a period of 72 consecutive hours.

25.2.5
Minimum performance ("Minimum Performance") shall be achieved when the liquefaction plant has achieved, in the aggregate, an average LNG output of at least 80 per cent of the Guaranteed LNG Output over a period of 72 consecutive hours.

25.3
Notwithstanding anything in Article 27.3 to the contrary, the Owner, the Contractor and the Sub-Contractor recognise that there may be circumstances during Commissioning, Startup and Performance Tests where there is enough feed gas to only operate one or more, but less than all, of the trains. The manner in which Substantial Performance, Minimum Performance and Guaranteed Performance under such circumstances will be determined shall be in accordance with Appendix N of the GANDRIA Topsides Agreement.

25.4
The Contractor, the Owner or the Sub-Contractor shall be entitled to order the cessation of any Performance Tests if damage to the Works or other property or personal injury is likely to result from continuation.

25.5	The results of the Performance Tests shall be collected and presented by the Owner in accordance with Appendix O (Performance Tests Procedures) of the GANDRIA Topsides Agreement.

25.6
Where all the requirements for Substantial Performance have been satisfied, the Sub-Contractor shall issue a notice (in the form of Appendix X of the GANDRIA Topsides Agreement) to the Owner that Substantial Performance has been achieved. Upon the Owner’s verification and signing off, such notice shall become the Substantial Performance Certificate, effective as of the date of notice by the Sub-Contractor. In the event that the Owner fails to sign off on or object to the Sub-Contractor’s notice within 2 Days, Substantial Performance shall be deemed to have been achieved on the date of the Sub-Contractor’s notice.

25.7
Where all the requirements for Minimum Performance have been satisfied, the Sub-Contractor shall issue a notice (in the form of Appendix X of the GANDRIA Topsides Agreement) to the Owner that Minimum Performance has been achieved. Upon the Owner’s verification and signing off, such notice shall become the Minimum Performance Certificate, effective as of the date of notice by the Sub-Contractor. In the event that the Owner fails to sign off on or object to the Sub-Contractor’s notice within 4 Days, Minimum Performance shall be deemed to have been achieved on the date of the Sub-Contractor’s notice.

25.8
Where all the requirements for Guaranteed Performance have been satisfied, the Sub-Contractor shall issue a notice (in the form of Appendix X of the GANDRIA Topsides Agreement) to the Owner that Guaranteed Performance has been achieved. Upon the Owner’s verification and signing off, such notice shall become the Guaranteed Performance Certificate, effective as of the date of notice by the Sub-Contractor. In the event that the Owner fails to sign off on or object to the Sub-Contractor’s notice within 4 Days, Guaranteed Performance shall be deemed to have been achieved on the date of the Sub-Contractor’s notice

25.9	If:

25.9.1
a notice of objection is given by the Owner stating the Sub-Contract Works have failed to achieve either Substantial Performance, Minimum Performance or Guaranteed Performance following a Performance Test (or any repetition thereof in the event of prior failure), the Sub-Contractor shall:

(a)
proceed with rectification efforts as soon as is practicable and thereafter continue to expeditiously (subject to having unimpeded access to the Sub-Contract Works) make all appropriate adjustments and modifications with all reasonable speed. The Owner shall provide, on a timely basis in support of the Sub-Contractor’s plan for rectification, all labour, tools, spare parts and all other resources for making such adjustments and modifications as required by the Sub-Contractor at the Sub-Contractor’s expense all in accordance with the Owner’s rate sheet containing labour rates on a non-profit basis, that shall be provided by the Owner to the Sub-Contractor no later than 30 Days prior to the scheduled Redelivery. The Sub-Contractor shall give the Owner one Day’s prior notice that the Sub-Contract Works is ready for the re-performance of the Performance Tests (or the relevant part thereof); or

(b)
if Minimum Performance has been achieved, within five (5) Days after the date of issue of the notice under Article 27.10.1, provide the Owner with a schedule detailing the work to be performed in accordance with Article 27.10.1(a). Within three (3) Days of receipt of such schedule, the Owner, acting reasonably, will approve the schedule or advise the Sub-Contractor of any reasonable amendments required (giving reasons for such amendments). The Sub-Contractor will continue to resubmit amendments to the schedule until approved by the Owner. If the Owner fails to advise under this Article 27.10.1(b) within three (3) Days then the schedule provided shall be deemed to be approved with no amendments. The Sub-Contractor will perform the work referred to in Article 27.10.1 (a) in accordance with the schedule approved by the Owner in accordance with this Article 27.10.1 (b) and

25.9.2
either (a) following a period of no less than 280 Days after the Ready for First Gas Certificate, the Sub-Contractor has failed to achieve Substantial Performance or (b) following a period of no less than 180 Days after the achievement of Substantial Performance, the Sub-Contractor has subsequently failed to achieve Guaranteed Performance, the Owner may:

(i) instruct the Sub-Contractor to perform such remedial or rectification works or services as may be necessary for the Sub-Contractor to achieve Substantial Performance or Guaranteed Performance, as the case may be. In such circumstances, any remedial or rectification works or services shall be performed by the Sub-Contractor on a cost-only basis and, without prejudice to the right to collect liquidated damages that may be payable by the Sub-Contractor subject to the overall limitation of liability, the Sub-Contractor’s overall limitation of liability set out under Clause 33.13 of the GANDRIA Topsides Agreement shall be reduced by such amount of costs incurred in the performance of any such remedial or rectification works or services; or
(ii) give the Sub-Contractor a notice that it is of the view that no further commercially reasonable efforts will improve the performance of the Sub-Contract Works, in which case the Owner may instruct the Contractor to terminate the GANDRIA Topsides Agreement pursuant to Clauses 40.1.11 and 40.1.12 of the GANDRIA Topsides Agreement and upon such termination carry out any remedial or rectification works or services itself or by others approved by the Sub-Contractor (acting reasonably). In such circumstances the cost and expense of any remedial or rectification works or services shall be borne by the Sub-Contractor (and, for the avoidance of doubt, such costs and expenses are included within the caps on the Sub-Contractor’s liability under Clause 33.13 of the GANDRIA Topsides Agreement). In such circumstances the Owner shall be entitled to recover liquidated damages from the Sub-Contractor subject to the provisions of Clause 31.12.2 of the GANDRIA Topsides Agreement and the caps on the Sub-Contractor’s liability under Clause 33.13 of the GANDRIA Topsides Agreement. The actual documented cost and expense as aforesaid properly incurred by the Owner in achieving Substantial Performance shall be paid by the Sub-Contractor to the Owner within 30 Business Days of receipt by the Sub-Contractor of a written demand (accompanied by relevant supporting documentation) from the Owner or, at the Owner’s election, may be deducted from any amounts held by the Owner (after providing the relevant supporting documentation);

25.9.3
the Sub-Contractor is, at any time, of the view that no further commercially reasonable efforts will improve the performance of the Sub-Contract Works, the Sub-Contractor shall give the Owner notice of such held view (provided that such notice shall not constitute an abandonment of this Agreement by the Sub-Contractor). Notwithstanding anything in this Agreement to the contrary, the actual costs of the Sub-Contractor’s rectification efforts to achieve Guaranteed Performance shall count towards the Sub-Contractor’s overall limit of liability in Clause 33.13 of the GANDRIA Topsides Agreement.

25.10
Under the GANDRIA Topsides Agreement Substantial Performance shall be achieved on or before 145 Days from First Gas (the “Guaranteed Substantial Performance Date”). If Substantial Performance is achieved on or before 71 Days after First Gas, and provided that both Guaranteed Performance and Final Acceptance are subsequently achieved, the Sub-Contractor shall be entitled, from the Owner, to an additional payment via the Contractor at the rate of U.S. $10,000 per diem for Days 67 through 71 and U.S. $25,000 for Days 66 and earlier. The Owner shall pay to the Contractor such amounts equal to the amount due to the Sub-Contractor in good time to enable the Contractor to discharge its obligation to the Sub-Contractor.

25.11
The Sub-Contractor’s guarantee regarding the Guaranteed Substantial Performance Date is conditioned upon no delay for any reason other than those solely attributable to the Sub-Contractor. If the Sub-Contractor becomes aware of a delay to the Project Schedule not solely attributable to the Sub-Contractor the Sub-Contractor shall provide written notice to the Owner and Contractor of the same and shall update the Project Schedule on a daily basis.

25.12
For the purposes of the Sub-Contractor carrying out the Project Site Works, any work to be done by the Sub-Contractor in order to achieve Substantial Performance, Minimum Performance, Guaranteed Performance and/or Final Acceptance, the Owner shall arrange for the Owner’s Spares to be readily available. Any spare parts used by the Sub-Contractor shall promptly (by a reasonable standard) and at its own cost and expense be replaced by it and delivered to such location as the Owner may direct in writing. To the extent the Owner’s Spares are not available for any of the activities listed in the first sentence of this Article 27, the Sub-Contractor and the Contractor shall be entitled to a Variation to the extent their respective costs or schedule are adversely impacted.

25.13
For the purposes set out in Article 27.13, the Owner shall provide the Sub-Contractor with the necessary access to the Vessel as set out in a reasonable plan and schedule to be delivered by the Sub-Contractor to the Owner sufficiently in advance.

25.14
If Minimum Performance is achieved but Guaranteed Performance is not achieved and the Sub-Contractor is not given access to the Vessel by the Owner pursuant to Article 27.10 for at least six periods each of access sufficient for the performance of rectification activities by the Sub-Contractor within a period of 180 Days from the date when Minimum Performance is achieved as provided for in the plan and schedule referred to in Article 27.10.1 (b) above, then the Sub-Contractor shall be deemed to have achieved Guaranteed Performance on the date which is 180 Days from the date when Minimum Performance is achieved.

28.	FINAL ACCEPTANCE

26.	When all Sub-Contract Works necessary to achieve Final Acceptance are completed including:

(a)	having obtained required certifications of the Sub-Contract Works from the Certification Body;

(b)	completion of all Sub-Contract Works, except for those obligations expressly provided to be completed after Final Acceptance; and

(c)
having successfully completed all Performance Tests, or such tests being deemed completed, or the Sub-Contractor having paid to the Owner any liquidated damages due for failure to achieve Guaranteed Performance as provided in Appendix P of the GANDRIA Topsides Agreement, the Sub-Contractor shall give the Owner notice in writing in the form of Appendix X of the GANDRIA Topsides Agreement that it considers Final Acceptance to have been achieved.

26.1
The Owner shall, within five (5) Days after receipt of such notice from the Sub-Contractor either notify the Sub-Contractor in writing of its agreement that Final Acceptance has been achieved effective as of the date of the Sub-Contractor’s notice, or otherwise shall provide the Sub-Contractor with a formal notice that specifies those items that the Owner considers to be outstanding by reference to the terms of the GANDRIA Topsides Agreement.

26.2
The Sub-Contractor shall remedy all outstanding items notified by the Owner to the Sub-Contractor under Article 28.2, and shall carry out any appropriate tests to demonstrate that Final Acceptance has been achieved. The Sub-Contractor shall give the Owner notice in writing when it considers that Final Acceptance has been achieved, whereupon the Owner and the Sub-Contractor shall again follow the procedure set forth in Article 28.2, and, if necessary, shall repeat the process until the Sub-Contract Works achieve Final Acceptance, when the Owner shall notify its agreement by signing on the Final Acceptance Form in Appendix X of the GANDRIA Topsides Agreement.

26.3
Notwithstanding anything in this Agreement to the contrary, at any time after achieving Minimum Performance the Sub-Contractor shall have the right to pay performance liquidated damages based on the results of the last Performance Test in which case the Sub-Contractor shall be deemed to have achieved Guaranteed Performance.

29.	DELAYS AND PERFORMANCE DEFICIENCIES – SUB-CONTRACT WORKS

27.
The Contractor shall take reasonably practicable steps to avoid or minimise any delay to Redelivery which might otherwise result from the Sub-Contractor’s performance of the Topsides Scope, provided that the cost to the Contractor of doing so shall not exceed the amount received by the Contractor from the Sub-Contractor in respect of such delay by the Sub-Contractor pursuant to Clause 33.2 of the GANDRIA Topsides Agreement.

27.1	The Contractor shall be entitled to a Permitted Delay Event for any delay to Redelivery despite the Contractor’s taking of those steps.

27.2
Any payment received on or before Redelivery by the Contractor from the Sub-Contractor pursuant to Clauses 33.3 and/or 33.4 of the GANDRIA Topsides Agreement shall be credited by the Contractor against the Sixth Instalment of the Conversion Price.

27.3
Any other payment received by the Contractor from the Sub-Contractor pursuant to Clauses 33.3, 33.4, 33.7, 33.8 and/or 33.9 of the GANDRIA Topsides Agreement shall be credited by the Contractor against the Eighth Instalment of the Conversion Price.

27.4
In the event that after payment by the Owner to the Contractor of the Seventh Instalment, any payment is received by the Contractor from the Sub-Contractor pursuant to Clauses 33.3, 33.4, 33.7, 33.8 and/or 33.9 of the GANDRIA Topsides Agreement, the Contractor shall pass such amount received by it from the Sub-Contractor to the Owner after deducting any amount due to the Contractor from the Owner.

27.5	The Contractor shall have no responsibility for either the performance of the Sub-Contract Works in the Performance Tests nor for any defect, deficiency or suitability of the Sub-Contract Works.

30.	DELAYS & EXTENSION OF TIME FOR REDELIVERY

28.
The Contractor shall be entitled to a Variation Order in respect of any delay to the Works resulting from any Permitted Delay Event. In addition, the Contractor shall also be entitled to a Variation Order in respect of the delay, costs and expenses relating to the Works incurred by it as a consequence of any such delay exceeding 70 Days in the aggregate. The Contractor shall be entitled to a Variation Order in respect of the costs and expenses and delay to the Sub-Contract Works resulting from a Force Majeure Event and shall be entitled to monthly payment of such costs and expenses during the pendency of such event. For the avoidance of doubt, the Sub-Contractor’s labour costs shall be invoiced in accordance with the discounted rates set forth in Appendix B of the GANDRIA Topsides Agreement for the first 30 Days of delay, in the aggregate.

28.1
For the purposes of this Article 30, a “Force Majeure Event” is an unanticipated event beyond the reasonable control of, and without the fault or negligence of, the Party claiming such Force Majeure Event and may include, without limitation, acts of God; unusually severe actions of the elements such as droughts, storms, floods, hurricanes, tornadoes, lightning, earthquakes or landslides; epidemics; sabotage; terrorism; war (declared or undeclared); embargoes; fire; explosion; strikes or other labour disputes, excluding those specifically targeting any contractor at the Yard; civil unrest, riots, delays in transportation, car shortages, and actions or failure to act of any government authority (including expropriation, requisition, or injunction), preventing delaying or adversely affecting the performance of a Party to this Agreement. However, a Force Majeure Event does not include change in economic conditions or shortage of funds.

Notice of Permitted Delay Event

28.2
Within five (5) Days of becoming aware of a Permitted Delay Event the Contractor shall notify the Owner in writing of the date such Permitted Delay Event occurred. The Contractor shall also notify the Owner of the period by which the Redelivery Date and the dates scheduled for the achievement of Substantial Performance and Final Acceptance by the Sub-Contractor are postponed by reason of such cause of delay with all reasonable despatch after it has been determined.

28.3
An addendum to this Agreement specifying the reasons for and extent of such extension will be discussed, agreed and executed by the Parties. Furthermore, the Sub-Contractor shall be entitled to, and the Owner shall pay, for additional costs incurred by the Sub-Contractor in relation to Force Majeure Events affecting the Sub-Contractor.

28.4	In the event:

i.
any Permitted Delay Event, or in case of the Sub-Contract Works any Force Majeure Event (“Topsides Force Majeure”) causes a prolonged delay in the progress in carrying out the Works or Sub-Contract Works such that an interruption in operations through the occurrence of the Permitted Delay Event and/or the Topsides Force Majeure continues for a period of one hundred and eighty (180) Days or more, or two hundred and seventy (270) Days in aggregate, the Owner, or

ii.	any such interruption in operations continues for a period of three hundred and sixty (360) Days or more in aggregate, the Contractor may upon seven (7) Days’ notice in writing terminate this Agreement without giving rise to any claim for compensation from either Party to the other Party other than a claim for compensation from the Contractor for the Works completed up to the date of termination and for the unused materials and equipment ordered for the Works by the Contractor (any such unused material becoming the property of the Owner). The Owner shall also indemnify the Contractor for any amount which may become payable by the Contractor to the Sub-Contractor as a consequence of the termination by the Contractor of the GANDRIA Topsides Agreement following the termination by the Owner of this Agreement. Upon termination and payment by the Owner, the Contractor shall promptly make available to the Owner or the Owner’s Representative any such unused materials and/or equipment. Upon receipt by the Contractor of payment by the Owner under this Article 30.5, the Contractor shall deliver to the Owner a discharge of the mortgage over the Vessel referred to in Article 47, and the Owner shall take possession of the Vessel, all unused materials, equipment and documentation relating to the Works and Sub-Contract Works (including computer software and electronically stored information). Where the Owner or the Contractor does not elect to terminate this Agreement within seven (7) days after becoming entitled to do so, the Works and the Sub-Contract Works shall be deemed to be suspended in accordance with Article 31.
Duty to Minimise Delay

28.5
Each Party shall at all times use reasonable endeavours to overcome the effects of and minimise any impact to the performance of this Agreement as a result of a Permitted Delay Event and/or a Force Majeure Event.

28.5.1	The affected Party shall also provide notice to the other Party as soon as reasonably practicable of:

(a)	the cessation of the Permitted Delay Event; and

(b)	the cessation of the effects of the event of the Permitted Delay Event on the affected Party’s ability to recommence performance of its obligations under this Agreement.

28.6	Force Majeure Affecting a subcontractor
Any non-performance of the Contractor’s subcontractor (other than the Sub-Contractor) shall not excuse the Contractor from fulfilling its obligations under this Agreement, except to the extent that such non-performance is due to a Force Majeure Event affecting such subcontractor.

31.	SUSPENSION

29.
The Owner shall have the right, not before the expiry of 12 months from the Effective Date but no later than 6 months before the scheduled date of Vessel Leaving The Yard, by written notice to the Contractor, to suspend the Works and/or the Sub-Contract Works or any part thereof (the “Suspended Works”) from the date, for the period and to the extent detailed in the notice, for any of the following reasons:

(a)	in the event that suspension is necessary for the proper execution or safety of the Suspended Works, or safety of persons or property; or

(b)	to suit the convenience of the Owner.

29.1
The Owner shall have the right after Sailaway by written notice to the Contractor and Sub-Contractor, to suspend the Sub-Contract Works or any part thereof (the "Suspended Works") from the date, for the period and to the extent detailed in the notice, for any of the following reasons:

29.1.1	the lack of availability of a Project Site;

29.1.2	the lack of employment opportunities for the Vessel;

29.1.3	the lack of gas available for liquefaction at the Project Site;

29.1.4	the lack of commercial shipping available for produced LNG; or

29.1.5	the Owner not being ready to commence the Project Site Works within 2 months of such planned date.

29.2	Upon receipt of any such notice, the Contractor shall, unless instructed in writing by the Owner otherwise:

(a)	discontinue the Suspended Works detailed in the notice, on the date, for the period and to the extent specified;

(b)
properly protect and secure the Works, including any action reasonably required by the Owner, and including taking necessary measures for the preservation of the Works already executed (if any) and of the Equipment (or part thereof);

(c)
take all reasonable measures to minimize the resulting costs, expenses and losses, including placing no further orders and making no further subcontracts with its suppliers with respect to the Suspended Works other than as specified in the notice;

(d)	promptly make reasonable effort to obtain suspension of all outstanding orders and subcontracts to the extent they relate to the execution of the portion of the Suspended Works; and

(e)	continue to perform all unsuspended parts of the Works and/or the Sub-Contract Works, as applicable.

29.3
As a result of any such suspension, the Conversion Price and Redelivery Date shall be adjusted as relevant in accordance with Article 13, except where the suspension for safety reasons is solely caused by the Contractor.

29.4
As a result of any such suspension, the Topsides Price and schedule for the Sub-Contract Works shall be adjusted as relevant in accordance with the GANDRIA Topsides Agreement, except where the suspension for safety reasons is solely caused by the Sub-Contractor. Where such suspension has been called by the Owner, the Owner shall be fully responsible for any resulting adjustments of the Topsides Price in accordance with the GANDRIA Topsides Agreement. This includes that where any period of suspension occurs for a continuous period of 30 days or more, the Owner shall pay for the Sub-Contractor’s entitlement to invoice for payment in accordance with the GANDRIA Topsides Agreement for Sub-Contract Works performed until suspension without regard to whether or not a milestone has been achieved (less any amounts previously paid for or in relation to the Sub-Contract Works).

29.5	The Owner may, by further notice, instruct the Contractor to resume the Suspended Works to the extent specified.

29.6	During the period of such suspension, the Vessel shall remain in the Yard.

29.7	In the event of any suspension, the Owner and the Contractor shall meet at not more than seven (7) Day intervals with a view to agreeing a mutually acceptable course of action during the suspension.

29.8
If the period of any suspension pursuant to Article 31 exceeds 30 Days per occurrence or 90 Days in the aggregate, the Contractor may serve a written notice on the Owner requesting written permission within seven (7) Days from the Owner's receipt of such notice to proceed with the Suspended Works. If the period of any suspension pursuant to Article 31.2 exceeds 270 Days in the aggregate, the Sub-Contractor may serve a written notice on the Owner requesting written permission within twenty one (21) Days from the Owner's receipt of such notice to proceed with the Suspended Works. If within such period the Owner does not grant such permission the Contractor or the Sub-Contractor, by a further notice, may at its option treat the suspension as either:

29.8.1	where it affects part only of the Works, and/or of the Sub-Contract Works a deletion of such part under Article 13; or

29.8.2	where it affects the whole of the Works, and/or the Sub-Contract Works, termination in accordance with Article 33.

29.9
As soon as possible after the Contractor and/or the Sub-Contractor re-commences performance of the Works and/or the Sub-Contract Works following suspension pursuant to Article 31 or 31.2 the parties shall discuss in good faith and use reasonable efforts to agree any extension of time to which the Contractor and/or the Sub-Contractor may be entitled pursuant to Article 31.4 and 31.5.

29.10	For the avoidance of doubt, a suspension under this Article 31 shall not affect the Owner’s payment obligations under Article 15.

32.	TERMINATION FOR CAUSE

30.	The Contractor shall be deemed to be in default of the performance of its obligations under this Agreement in the following cases: -

(a)
Redelivery is delayed for reasons which the Contractor is solely responsible beyond such time as would elapse if the maximum amount of liquidated damages payable by the Contractor for such delay pursuant to Article 16.3 is exceeded;

(b)
the Contractor is in breach of any of its other material obligations under this Agreement and fails within thirty (30) Days to take reasonable steps to commence the remedy of such breach and within a reasonable period cure such breach after written notice has been given to the Contractor by the Owner pursuant to this Article 32.1(b) with particulars of the breach that is required to be remedied;

(c)
an order or an effective resolution is passed for the winding up of the Contractor (other than for the purposes of a reconstruction or amalgamation) or if a receiver or an administrator or judicial manager or liquidator is appointed over the whole or any part of the undertaking or property of the Contractor or if winding up or other types of insolvency proceedings are commenced against the Contractor or if the Contractor becomes insolvent or suspends payment generally of its debts or ceases to carry on its business or makes any special arrangement or composition with its creditors or if a voluntary winding up resolution has been made in respect of the Contractor;

(d)	an event analogous to Article 32.1(c) above occurs in relation to the Contractor Guarantor;

(e)	a material adverse change occurs in the financial condition of the Contractor which would affect the Contractor’s ability to perform all its obligations under this Agreement;

(f)	the aggregate cap on the Contractor’s liability under this Agreement pursuant to Article 35.2 is reached; or

(g)	the Contractor is in material breach of its obligations under Article 48;

and the Owner may and may only in such cases have a right to terminate this Agreement and may do so by giving written notice to such effect to the Contractor.

30.1	The Owner shall be deemed to be in default of the performance of its obligations under this Agreement in the following cases:

(a)
The Owner fails to pay the Contractor any monies that have become due and payable under this Agreement after the Contractor has given the Owner 30 Days’ written notice of its failure to pay such monies; provided, however, that as an alternative to termination the Contractor and the Sub-Contractor shall be entitled to suspend the performance of the Works and/or Sub-Contract Works work after the Owner’s failure to pay any undisputed amount due under the provisions of this Agreement and/or the GANDRIA Topsides Agreement within thirty (30) Days’ written notice from the Contractor and/or Sub-Contractor of such failure by the Owner to pay on the due date;

(b)
The Owner fails to deliver the Vessel to the Contractor within 150 Days after the time prescribed for its Delivery under Article 5.2, unless within such period the Parties agree and sign a Variation Order pursuant to Article 13 and the Contractor and the Sub-Contractor agree and sign a Variation Order, pursuant to the terms of the GANDRIA Topsides Agreement providing for the terms (including price and schedule) for the substitution of the “Gandria” for the Vessel;

(c)
The Owner fails to take Redelivery and pay all amounts due to the Contractor within fourteen (14) Days after the Contractor having given written notice to the Owner of its failure to take Redelivery or tendered the Vessel for Redelivery and stating its intention to terminate this Agreement pursuant to this Article 32.2;

(d)
An order or an effective resolution is passed for the winding up of the Owner (other than for the purposes of a reconstruction or amalgamation) or if a receiver or an administrator or judicial manager or liquidator is appointed over the whole or any part of the undertaking or property of the Owner or if winding up or other types of insolvency proceedings are commenced against the Owner or if the Owner becomes insolvent or suspends payment generally of its debts or ceases to carry on its business or makes any special arrangement or composition with its creditors or if a voluntary winding up resolution has been made in respect of the Owner;

(e)
The Owner is in breach of any of its material obligations under this Agreement and fails to within thirty (30) Days to take reasonable steps to commence the remedy of such breach and within a reasonable period cure such breach after written notice has been given to the Owner by the Contractor pursuant to this Article 32.2(e) with particulars of the breach that is required to be remedied;

(f)	A material adverse change occurs in the financial condition of the Owner which would affect the Owner’s ability to perform all its obligations under this Agreement;

(g)
A change in control of the Owner (save where the control of the Owner passes to an Affiliate of the Owner) occurs without prior written consent of the Contractor, such consent not to be unreasonably withheld;

(h)
The Owner fails to make timely payment of any amount due to the Contractor in respect of the Sub-Contract Works and the Contractor, having applied all of the Topsides Credit towards any payment then outstanding of the Sub-Contractor, does not receive within 7 Days of written notice to the Owner, such amount as the Owner should have paid under the terms of this Agreement and the GANDRIA Topsides Agreement, in addition to restoring as the Topsides Credit to the level prescribed in Article 15.10;

(i)
At any time up to Vessel Leaving The Yard, the Contractor does not receive from the Owner, upon 14 Days of the Contractor’s written demand, such amount that will result in the Contractor having available to it the full Topsides Credit set out in Article 15.10; or

(j)
The Owner fails to obtain and/or procure, in the event of any detention, seizure, arrest, expropriation, attachment, sequestration, distress or execution of the Vessel (except where such detention, seizure, arrest, expropriation, attachment, sequestration, distress or execution of the Vessel is by the Contractor’s sub-contractors and caused solely by the Contractor’s non-payment of its sub-contractors), the release of the Vessel from the same within thirty (30) Days of such detention, seizure, arrest, expropriation, attachment, sequestration, distress or execution of the Vessel, and the Contractor may and may only in such cases have a right to terminate this Agreement and may do so by giving written notice to such effect to the Owner provided however that with respect to Article 32.2 (a), the Contractor’s right to terminate shall not apply to monies validly disputed by the Owner provided that the Owner within seven (7) Days of such written notice from the Contractor delivers to the Contractor security for the amount in dispute in wording, amount and from a guarantor reasonably acceptable to the Contractor.

30.2	If this Agreement is terminated by the Contractor pursuant to Article 32.2, the Owner shall immediately pay the Contractor:

(a)	for the Works performed until termination (less any amounts previously paid to the Contractor for the Works);

(b)	the cost of any uninstalled equipment or materials, not already included in Article 32.3 (a);

(c)
any reasonable additional amount incurred by the Contractor as a result of termination of the part or parts of the Works including any unavoidable liability to subcontractors, suppliers and vendors directly related to termination of part(s) of the Works;

(d)
such amount as will indemnify the Contractor for any amount which may become payable by the Contractor to the Sub-Contractor as a consequence of the termination by the Contractor of the GANDRIA Topsides Agreement;

(e)	fifteen percent (15%) of the balance of the Conversion Price and subject to the Owner paying Contractor as aforesaid, the Contractor shall redeliver to the Owner the Vessel in accordance with Article 20.3, together with any uninstalled equipment or materials and Plans, and the Owner shall remove the Vessel from the Yard within 14 Days of such redelivery.

30.3	If this Agreement is terminated by the Owner pursuant to Article 32.1, then the Owner shall immediately pay to the Contractor:

(a)	for the Works performed until termination (less any amounts previously paid to the Contractor for the Works);

(b)	the cost of any uninstalled equipment or materials, not already included in Article 32.4 (a);

(c)	for the Sub-Contract Works performed until termination; and

(d)	security for any amount in dispute in wording, amount and from a guarantor reasonably acceptable to the Contractor,

and subject to the Owner paying the Contractor as aforesaid, the Contractor shall redeliver to the Owner the Vessel, any uninstalled equipment or materials and Plans. The Contractor shall to the extent possible, if required assign to the Owner such of its major subcontracts and supply contracts as the Owner may request including the GANDRIA Topsides Agreement provided that all amounts due to the Contractor and the Sub-Contractor upon termination have been paid. The Owner shall take over the remaining obligations under such subcontracts and supply contracts by means of a novation agreement with the Contractor and such subcontractors and suppliers including the Sub-Contractor. The Contractor shall use reasonable endeavours to provide for such rights of assignment in all its major subcontracts or supply contracts with such subcontractors and suppliers. If the Owner engages another contractor to complete the Contractor’s Scope at another site, the Contractor shall pay the Owner any and all reasonable additional costs the Owner incurs to complete the Contractor’s Scope, such amount not to exceed 15% above what the Owner would have paid the Contractor for completing the Contractor’s Scope at the Contractor’s Yard.

30.4
In no circumstances shall the Contractor have any responsibility to the Owner in respect of the Sub-Contract Works, whether or not the Sub-Contract Works have been completed at the time of such termination.

30.5
For the avoidance of doubt, in no event shall the Owner be entitled to a refund of payments effected by the Owner to the Contractor for Works performed by the Contractor or the Sub-Contractor and the remedies set out herein shall be the Owner’s sole and exclusive remedy (whether at law, contract, equity or otherwise) in the event of termination of the Agreement by the Owner.

30.6
Without prejudice to any other rights or remedy which the Contractor may have, if the Owner does not within 14 days of the date of termination, make payment to the Contractor in accordance with either Article 32.3 or Article 32.4 or furnish security for such payment on terms satisfactory to the Contractor, the following provisions shall apply:

30.6.1
The Contractor shall have the full right and power either to complete or not to complete the Vessel as it deems fit, and to take, retain, keep possession, preserve or sell the Vessel, or any part thereof or any Equipment or OFE by way of a public or private sale by any means or process including but not limited to a court process in any jurisdiction at such price and on such terms and conditions as the Contractor in its sole discretion thinks fit or to dispose of the Vessel or any part thereof or the Equipment or OFE, without being answerable for any loss or damage.

30.6.2
In the event of the sale of the Vessel in its completed state, the proceeds of sale received by the Contractor shall be applied firstly to payment of all expenses attending such taking, retention, possession, preservation, sale or disposal and otherwise incurred by the Contractor as a result of the Owner's default, including but not limited to mooring, wharfage, berthing and dockage dues, costs of manning, security and watchmen, any movement, towage and then to payment of all unpaid instalments of the Conversion Price and interest on such instalments at the Default Interest Rate from the respective due dates thereof to the date of application.

30.6.3
In the event of sale of the Vessel in its incomplete state, or any part thereof or any Equipment or OFE, the proceeds of sale received by the Contractor shall be applied firstly to all expenses incurred by the Contractor as a result of the Owner's default, including but not limited to mooring, berthing, wharfage and dockage dues, costs of manning, security and watchmen, any movement, towage and then to payment of the amounts due under Articles 32.3 (a) to (e) and Articles 32.4 (a) to (c) .

30.6.4
In either of the above events of sale, if the proceeds of sale exceeds the total of amounts to which such proceeds are to be applied as aforesaid, the Contractor shall promptly pay the excess to the Owner without interest, provided however, that the amount of such payment to the Owner shall in no event exceed the total amount of instalments already paid by the Owner (without interest) and the cost of the OFE, if any.

30.6.5	If the proceeds of sale are insufficient to pay such total amounts payable as aforesaid, the Owner shall promptly pay the deficiency together with interest to the Contractor upon request.

30.6.6
The Owner hereby irrevocably and unconditionally grants to the Contractor full power and authority to sell the Vessel in accordance with the terms of this Article 32, to take all such steps as may be necessary to complete the sale, to receive the sale proceeds into its own account and to keep or retain the same or to apply the same in the manner set out in this Article 32 and for the purposes of such sale to confer legal and beneficial title and ownership in the Vessel to the buyer, deliver the Vessel to such buyer and do all acts and things as many be necessary for the purposes of giving effect to such sale including but not limited to the execution or signing of any contract, memorandum of agreement, bill of sale, certificate or document, or assignment of its right under the PRICO® License Agreement.

33.	TERMINATION FOR CONVENIENCE

31.
The Owner may in any event terminate this Agreement for any reason or for its own convenience at any time by: (i) giving not less than ten (10) Days’ notice in writing to the Contractor during the period of time commencing from the Effective Date and ending on the effective date of the Owner’s Notice to Proceed; or (ii) giving not less than sixty (60) Days’ notice in writing to the Contractor on and after the effective date of the Owner’s Notice to Proceed. In such event the Contractor shall be entitled to recover from the Owner, including but not limited to by way of set-off from the payment made pursuant to Article 2.1.2 (if the Owner’s Notice to Proceed is not yet effective) or the First Instalment (if the Owner’s Notice to Proceed has become effective), as the case may be, in full and final satisfaction of all claims: -

(a)	For the Works performed until termination (less any amounts previously paid to the Contractor for the Works);

(b)	The cost of any uninstalled equipment or materials, not already included in Article 33.1 (a);

(c)
Any reasonable additional amount incurred by the Contractor as a result of termination of the part or parts of the Works including any unavoidable liability to subcontractors, suppliers and vendors directly related to termination of part(s) of the Works (including the Early Works). In the event that: (i) the Agreement is terminated for the Owner’s convenience at any time between the Effective Date and 1 January 2017 (inclusive); and (ii) the Owner has not issued the Owner’s Notice to Proceed; and (iii) there has been no further agreement for the performance of Early Works or Early Sub-Contract Works other than those specified in Article 3.2 as of the Date of Agreement (meaning Limited Notices to Proceed have been issued pursuant to each of Articles 3.2.1, 3.2.2, and 3.2.3), such amount payable pursuant to this Article 33.1(c) shall not exceed the sum of: (I) any and all fees (including termination fees) payable to third parties (such as DNV Consulting and MOSS) incurred by the Contractor in the performance of the FEED Studies Update; and (II) any and all costs incidental to the Contractor’s performance of the FEED Studies Update pursuant to Article 3.2.3.1 (including, but not limited to out-of-pocket costs; incidentals; travel and accommodation expenses in line with the Contractor’s corporate policies) but excluding the Contractor’s own man-hour costs;

(d)
Such amount as will indemnify the Contractor for any amount which may become payable by the Contractor to the Sub-Contractor as a consequence of the termination by the Contractor of the GANDRIA Topsides Agreement pursuant to Clause 42 therein; and

(e)	an additional payment determined as follows:

i.	if this Agreement is terminated for the Owner’s convenience prior to the effectiveness of the Owner’s Notice to Proceed (pursuant to Article 4.4), the Owner shall pay the Contractor US$2,000,000.

ii.	Not used

iii.
for any termination for convenience by the Owner subsequent to the effectiveness of the Owner’s Notice to Proceed (pursuant to Article 4.4), the Owner shall pay to the Contractor Fifteen percent (15%) of the balance of the Conversion Price.

31.1
Any monies remaining after the set-off in Article 33.1 shall be retained by the Contractor and immediately applied as an interest-free pre-payment for sums due or to become due and payable under, at the Owner’s sole discretion, either (i) the Engineering, Procurement and Construction Contract in respect of the m.v. HILLI dated 22 May 2014; or (ii) the Engineering, Procurement and Construction Contract in respect of the m.v. GIMI dated 27 October 2014. In the event that there are no further sums due or to become due under the aforementioned agreement, all such monies (if any) shall be returned to the Owner within 14 Days. If there is any sum that remains outstanding to the Contractor after the set-off in Article 33.1 then the Owner shall pay to the Contractor such sum within 14 Days.

31.2
Upon receipt of such payment, the Contractor shall redeliver to the Owner the Vessel, any uninstalled equipment or materials and Plans. Without prejudice to any other rights or remedy which the Contractor may have, if the Owner does not within 14 Days of the date of termination, make payment to the Contractor in accordance with this Article or furnish security for such payment on terms satisfactory to the Contractor, the provisions of Articles 32.5 to 32.7 shall apply.

34.	WARRANTY

32.
Subject to the provisions set forth herein, Contractor undertakes to remedy any defect(s) in the Works (but not in the Sub-Contract Works) which are due to defective design, defective material and/or bad workmanship on the part of Contractor and/or its subcontractors provided that the defect(s) is/are discovered within a period of either: (i) 18 months after the date of Redelivery; or (ii) the earlier of twelve (12) months after either the original planned date of First Gas as set forth in Appendix K of the GANDRIA Topsides Agreement or the actual date of First Gas, whichever is earlier, (“Warranty Period”) and a notice thereof is duly given to the Contractor as hereinafter provided.

32.1
The Contractor's sole obligation in respect of defects in the Sub-Contract Works shall be to assign to the Owner such rights as the Contractor may have in that respect against the Sub-Contractor which the Owner may pursue at its sole risk and expense, indemnifying the Contractor for any costs, expenses or liabilities including in respect of its or the Sub-Contractor's legal costs and the costs of any litigation.

32.2
The Owner shall notify the Contractor in writing of any defect(s) for which a claim is made under this Article 34 as promptly as possible after discovery thereof. Such notice shall contain a description of the nature and extent of the defect(s). The Contractor shall have no obligation for any defect(s) discovered prior to the expiry of the Warranty Period (or Extended Warranty Period, in a case where such period applies under this Article 34) unless notice of such defect(s) is received by the Contractor promptly after discovery of the defect and in any event no later than 30 Days after the expiration of the Warranty Period (or Extended Warranty Period, in a case where such period applies under this Article 34).

32.3
The extent of the Contractor’s obligation upon receipt of such notice is (1) to, at the Contractor’s cost and expense, repair or replace and thereby remedy such defect at the Contractor’s Yard or (2) to reimburse the Owner the costs of such repair or replacement in the event that such repair or replacement are not carried out at the Yard but at another location provided that the maximum reimbursement allowed or claimable hereunder shall not exceed 115% of the costs of carrying out such repair or replacement at Contractor’s Yard under this Article 34. If the Contractor advises the Owner in writing that such repair or replacement is to be made in the Yard, then the Owner will either return the Vessel (or the part or item affected where feasible to detach it from the Vessel) to the Yard at the Owner’s costs and risk, for such repair or replacement or if the Owner advises the Contractor in writing that it is not convenient for the Owner to so return the Vessel or component to the Yard, then in such event, the Contractor shall pay to the Owner the amount stated in (2) above, after prompt inspection and admission of the defect, in lieu of the Contractor making such repair or replacement.

32.4
In the event that any repair or replacements are provided by the Contractor and/or its subcontractors during the Warranty Period, the Warranty Period in respect of such repairs or replacements shall be extended for the remaining balance of the Warranty Period or a period of 6 months from the date upon which the same is carried out, whichever is the longer period, provided that the total accumulated period of warranty in respect thereof shall not under any circumstances exceed either: (i) a period of 24 months after the date of Redelivery; or (ii) the earlier of eighteen (18) months after either the original planned date of First Gas as set forth in Appendix I of the GANDRIA Topsides Agreement or the actual date of First Gas, whichever is earlier (“Extended Warranty Period”).

32.5
The Contractor shall have no responsibility for any other defects whatsoever in the Vessel than the defects specified in Article 34. Nor shall the Contractor in any circumstances be responsible or liable for the transportation of the Vessel to and from the Yard (or the costs thereof) or to any other location to carry out or perform the repair or replacement of any defect warranted herein, or for any loss of time, loss of profit or earning or demurrage directly or indirectly occasioned to the Owner by reason of the defects specified in Article 34.1 or due to repairs or other works done to the Vessel to remedy such defects, nor for any consequential or direct or indirect or special losses, damages or expenses.

32.6
The Contractor shall not be responsible for any defect in any part of the Vessel which may subsequent to Redelivery have been replaced or in any way repaired by any other contractor, or for any defects which have been caused or aggravated by omission or improper use and maintenance of the Vessel on the part of the Owner, its employees or agents or by ordinary wear and tear or by any other circumstance beyond the control of the Contractor. For the avoidance of doubt, this warranty shall also not extend to defects in any of the OFE for which the Owner shall seek recourse exclusively from the vendors of the relevant OFE.

32.7
The warranty contained in this Article 34 shall be in lieu of and shall replace any other liability, guarantee, warranty, remedy, condition and/or term imposed or implied by the law, customary or statutory or otherwise. The remedies contained in this Article 34 shall be the Owner’s sole and exclusive remedies in relation to any and all defects warranted under this Article 34.

35.	LIABILITIES & INDEMNITIES

33.
Except for liquidated damages expressly provided for in this Agreement, the Contractor and the Contractor’s Group shall not in any event nor under any circumstances, whether as a result of breach of contract, warranty, indemnity, tort (including negligence), strict liability or otherwise, be liable for any loss of profit or revenues, loss of use of any equipment, cost of capital, cost of substitute equipment, facilities, services or replacement power, downtime costs, claims of the Owner’s partners or customers for such damages, whether deemed to be direct or indirect and whether or not foreseeable or disclosed at the time of this Agreement, or for any special, consequential, incidental, indirect or exemplary or punitive damages suffered by the Owner , and the Owner shall release and hold harmless the Contractor’s Group from such claims.

33.1
Notwithstanding any provision in this Agreement, the GANDRIA Topsides Agreement or the GANDRIA Direct Agreement to the contrary or any inconsistency in or across them, it is agreed between the Parties that the Contractor’s total and entire liability under this Agreement (other than the Sub-Contract Works) and the GANDRIA Direct Agreement, including warranty and damages (liquidated or unliquidated), tort (including negligence and breach of statutory duty) or otherwise in relation to or in connection with this Agreement and/or the repair, modification or conversion of the Vessel and/or the Works and/or the performance by the Contractor of its obligations in the GANDRIA Topsides Agreement shall not exceed United States Dollars Forty Million U.S.$40m and the Owner releases the Contractor from any and all liability in excess thereof. This shall apply regardless of any act, default, omission or negligence, in whatever form or degree, and whether sole, partial, concurrent or contributory on the part of any person within the Contractor’s Group and regardless of any other breach of duty or liability, whether strict, statutory, contractual or otherwise, by any person within Contractor’s Group.

33.2
Notwithstanding any provision herein to the contrary or inconsistent herewith, it is agreed between the Parties that the Sub-Contractor’s total and entire liability shall be in accordance with the requirements stated in the GANDRIA Topsides Agreement.

33.3
Until the Owner has fully and completely performed and discharged all its duties, liabilities and obligations under this Agreement, the Owner shall remain the sole, legal and equitable owner of the whole of the Vessel and shall not transfer legal or equitable ownership of the Vessel to any third party or create or permit any lien, charge, debt, mortgage or any other claim whatsoever over or in relation to the Vessel, other than a lien and a mortgage in favour of the Contractor pursuant to the terms of this Agreement.

33.4	Without prejudice to any other rights or remedy which the Contractor may have, whether under this Agreement, under common law, statute, or otherwise and whether in rem or in personam:

33.4.3
The Vessel, all her equipment (whether installed on board or not) whenever the same may come into the Contractor's possession, custody or control, the OFE and all goods, materials, Plans, Project Information, documents (including but not limited to the Vessel's certificates), choses-in-action, monies (including but not limited to any insurance proceeds), items and properties in the possession, custody or control of the Contractor (collectively the "Lien Property") shall be subject to a particular and general lien and right of detention for:

33.4.3.1
all monies, sums, amounts and payments due in respect of the Lien Property, including but not limited to monies, sums, amounts and payments due and/or arising under this Agreement and the GANDRIA Direct Agreement; and

33.4.3.2
any particular or general balance or other sums, monies, amounts and payments due from the Owner to the Contractor, including but not limited to berthing, mooring, wharfage and dock charges or dues, storage fees costs of any equipment, goods or materials or manpower supplied to the Vessel, the costs of any movement of the Vessel, including the towage thereof, insurance premiums, legal fees and the cost of recovering all such charges, fees, costs and expenses, for the purpose of exercising or preserving or attempting or preparing to exercise and preserve such lien.

33.4.4
The Contractor, by itself or its servants or agents or otherwise shall be entitled to exercise a possessory lien upon the Lien Property in respect of any monies, sums, amounts and payments howsoever and whatsoever due to the Contractor (including but not limited to those referred to under Article 35.5.1 above) and shall for the purpose of exercising such possessory lien be entitled to take, retain and keep possession of the Lien Property at the sole risk and expense of the Owner.

33.5
The Owner shall be liable for and pay to the Contractor all costs and expenses howsoever and whatsoever incurred by or on behalf of the Contractor including but not limited to berthing, mooring, wharfage and dock charges or dues, storage fees costs of any equipment, goods or materials or manpower supplied to the Vessel, the costs of any movement of the Vessel including the towage thereof, insurance premiums, legal fees and the cost of recovering all such charges, fees, costs and expenses, for the purpose of exercising or preserving or attempting or preparing to exercise and preserve such lien.

33.6
Notwithstanding the Redelivery of the Vessel to the Owner or any delivery or re-delivery of any other Lien Property to the Owner, the Contractor shall be entitled to exercise its rights pursuant to Article 35.5 as long as the Lien Property is in the Yard or in the possession of the Contractor. Further, it is agreed that any agreement on the part of the Contractor to permit or allow any Lien Property to leave the Yard for any reason whatsoever (including but not limited to sea trials of the Vessel) whether pursuant to the terms of this Agreement or otherwise shall not prejudice nor be deemed as a waiver of the Contractor's lien (possessory or otherwise) over the Lien Property or of its rights hereunder. It is further expressly agreed that the Contractor's said lien shall re-attach and apply in the event the Lien Property returns to the Yard or to the possession of the Contractor.

36.	INSURANCE

34.	Builder’s All Risk (BAR) Insurance:

34.1.1
From the time of Delivery of the Vessel by the Owner to the Contractor until Vessel Leaving The Yard, the Contractor shall keep the Vessel, the Equipment, and all machinery, materials, equipment, appurtenances and outfit (including OFE which shall not exceed a delivered value of Four Million United States Dollars (U.S.$4m) delivered to the Yard or built into or installed in or upon the Vessel), insured against all risks under coverage corresponding to the Institute of London Underwriters’ Institute Clauses for Builders’ Risks (1/6/88) (hereafter referred to as the “BAR”). The amount of such insurance coverage shall, up to the date of Vessel Leaving The Yard, be an amount at least equal to the aggregate of (a) Forty Million United States Dollars (U.S.$40m) being the value of the Vessel on arrival at the Yard, (b) the aggregate of the payments made by the Owner to the Contractor, (c) the value of the OFE as and when any of them are delivered to the Contractor at the Yard up to the limit mentioned hereinbefore, and (d) Fifty Million United States Dollars (U.S.$50m) to cover the Owner’s execution costs. All losses under such policy shall be payable to the Contractor.

Notwithstanding the above, the Owner shall compensate the Contractor for the insurance costs and expense incurred in procuring the BAR insurance policy in accordance with the terms of this Agreement, as well as, the increased insurance cost and expense incurred by the Contractor, if any, due to an extension of the date of Vessel Leaving The Yard not arising out of the Contractor’s default as specified in Article 32.1 or where the delivered value of OFE exceeds the amount permitted under this Article 36.1.1.

34.1.2	In the event the Vessel is damaged by any insured cause whatsoever prior to Vessel Leaving The Yard and:

(a)
Such damage is not determined by the underwriters to be an actual or a constructive total loss of the Vessel, the Contractor and/or the Owner shall apply the amount recovered under the BAR policy referred to in Article 36.1.1 above to the repair of such damage reasonably satisfactory to the Owner and the Classification Society, and the Owner shall accept the Vessel if completed in accordance with this Agreement; or

(b)	Such damage is determined by the underwriters to be an actual or constructive total loss of the Vessel, the Contractor shall, with the mutual agreement between the Parties, either:

(i)
Proceed in accordance with the terms of this Agreement, in which case the amount recovered under the insurance policy shall be applied to the reconstruction of the Vessel, provided the Parties shall have first agreed in writing as to such reasonable postponement of the Redelivery Date and adjustment of other terms of this Agreement including the Contract Price as may be necessary for the completion of such reconstruction; or

(ii)
Pay the insurance proceeds under the BAR insurance policy to the Owner within sixty (60) days of receipt thereof less the value of the Works performed by the Contractor up to the date the damage occurred (less any amounts already paid by the Owner to the Contractor under this Agreement), whereupon this Agreement shall be deemed to be terminated and all rights, duties, liabilities and obligations of each of the Parties to the other shall terminate forthwith.

If the Parties fail to reach mutual agreement within two (2) months after the Vessel is determined to be an actual or constructive total loss, the provisions of sub-paragraph (b)(ii) above shall apply.

34.2
Hull & Machinery and P & I: From the time of Vessel Leaving The Yard, the Owner shall maintain comprehensive hull and machinery, protection and indemnity and any operational insurance policies over the Vessel covering at least the value of the Vessel.

34.3	Co-assurance & Waiver of Subrogation: The insurance required above to be taken out by the Parties shall name the other Party as co-assured and waive subrogation against the other Party’s group.

34.4	Other Insurance: The Parties shall, at their respective cost and expense, effect and maintain the following insurance:

34.4.1	In the case of the Contractor:

(a)	Workmen’s Compensation and Employer’s Liability Insurance as prescribed by applicable laws of Singapore;

(b)	Commercial General Liability Insurance with limits of not less than US$1,000,000 per occurrence and US$2,000,000 in aggregate.

34.4.2	In the case of the Owner:

(a)	Any Workmen’s Compensation and Employer’s Liability Insurance or the equivalent thereof covering its employees as prescribed by the states and/or countries of residence of such employees

(b)	Commercial General Liability Insurance with the same limits as that applicable for the Contractor.

37.	PATENTS, TRADEMARKS, COPYRIGHTS ETC.

35.	Machinery and equipment of the Vessel in respect of the Works may bear the patent number, trademarks or trade names of the manufacturers.

35.1
The Contractor shall defend, indemnify and save harmless the Owner from patent liability or claims of patent infringement of any nature or kind, including costs and expenses for, or on account of any patented or patentable invention made or used in the performance of the Works and also including costs and expenses of litigation, if any.

35.2
Nothing contained herein shall be construed as transferring any patent or trademark rights or copyright in equipment covered by this Agreement, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

35.3
The Contractor’s warranty hereunder does not extend to the OFE. The Owner shall defend, indemnify and save harmless the Contractor from patent liability or claims of patent infringement of any nature or kind, including costs and expenses for, or on account of any patented or patentable invention in connection with or related to the OFE and also including costs and expenses of litigation, if any.

35.4
The Contractor retains all rights with respect to the Specifications and Plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and upgrading & conversion of the Vessel and the Owner undertakes not to disclose the same or divulge any information contained therein to any third party without the prior written consent of the Contractor, except where it is necessary for usual operation, repair and maintenance of the Vessel.

38.	OWNER FURNISHED EQUIPMENT

36.
The Owner shall at its own risk, cost and expense, supply and deliver to the Contractor all OFE at the warehouse or other storage of the Yard in proper condition ready for installation in or on the Vessel, in accordance with the time schedule stated in Appendix 4 hereto or such other time schedule as may be mutually agreed between the Parties.

36.1
In order to facilitate installation by the Contractor of the OFE in or on the Vessel, the Owner shall furnish the Contractor with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by the rules and regulations within the time schedule stated in Appendix 4 hereto. The Owner, if so requested by the Contractor, shall without any charge to the Contractor, cause the representatives of the manufacturers of the OFE to assist the Contractor in installation thereof in or on the Vessel and/or to carry out installation thereof by themselves or to make necessary adjustment thereof at the Yard.

36.2
The delivery dates mentioned in Appendix 4 are based on the Delivery of the Vessel to the Contractor by the Delivery Date. In the event of any delay in the Delivery of the Vessel to the Contractor, the delivery dates or delivery periods mentioned in Appendix 4 shall be extended by the period of delay in the Delivery of the Vessel to the Contractor or such dates or periods as the Parties may otherwise mutually agree in writing.

36.3	Any and all of the OFE shall be subject to the Contractor’s reasonable right of rejection, as and if they are found to be unsuitable or in improper condition for installation.

36.4
Should the Owner fail to deliver any of the OFE within the prescribed time, the Redelivery Date shall be extended for a period of such delay in delivery or such longer period caused to the performance of the Works if the Contractor is able to demonstrate the same . In such event, the Owner shall be responsible and pay to the Contractor for all losses and damages incurred by the Contractor by reason of such delay in delivery of the OFE and such payment shall be made upon Redelivery of the Vessel. If delay in delivery of any of the Owner’s OFE exceeds thirty (30) Days, then, the Contractor shall be entitled to proceed with the Works without installation thereof in or on the Vessel, without prejudice to the Contractor’s other rights as hereinabove provided, and the Owner shall accept and take Redelivery of the Vessel so upgraded and converted.

36.5
The Contractor shall be responsible for storing and handling with reasonable care the OFE after delivery thereof at the Yard and shall at its own cost and expense, install them in or on the Vessel, unless otherwise provided herein or agreed by the Parties provided always that the Contractor shall not be responsible for quality, efficiency and/or performance of any of the OFE. The Owner acknowledges and agrees that the Contractor shall also not be responsible for any failure to meet the requirements contained in the Specifications that are attributable to the quality, efficiency and/or performance of any of the OFE.

39.	CONFIDENTIALITY

37.	All information acquired or furnished by the Parties to each other that is:

(i)	designated in writing as “confidential” or “proprietary” at the time of written disclosure; or

(ii)	verbally designated as “confidential” or “proprietary” at the time of verbal disclosure and is confirmed to be “confidential” or “proprietary” in writing within 10 Days after the verbal disclosure other than information that:

(a)	is or becomes generally available to the public other than from disclosure by the receiving Party;

(b)
is or becomes available to the receiving Party or its representatives or Affiliates on a non-confidential basis from a source other than the disclosing Party when the source is not, to the best of the receiving Party’s knowledge, subject to a confidentiality obligation to the disclosing Party;

(c)	is already known by the receiving Party at the time of disclosure;

(d)	is required to be disclosed by law, a valid legal process or a government agency (including the requirements of the relevant stock exchange);

(e)	is independently developed by the receiving Party, its representatives or Affiliates, without reference to Confidential Information; and

(f)	is approved for disclosure in writing by an authorized representative of the disclosing Party shall be known as “Confidential Information”. Confidential Information is to be treated as confidential and each Party shall not disclose (except to its employees, agents, contractors advisors or financing parties who have a need to know) and shall ensure that such of its employees, agents and others who have a need to know do not disclose such Confidential Information received from the other Party without the prior written consent of the other Party, and shall use (and shall ensure that such employees, agents and others who have a need to know shall use) such Confidential Information only for the purposes of or in connection with the performance of the Works or this Agreement.

37.1	The confidentiality obligations under this Agreement shall survive for a period of five (5) years from the Date of Agreement.

37.2
Neither Party hereto shall issue any press release or provide any information to the media or any other Third Party without the prior written approval of the other Party, except where it is necessary to satisfy securities laws or regulations and stock exchange requirements.

40.	INTELLECTUAL PROPERTY RIGHTS IN RELATION TO THE CONTRACTOR’S SCOPE

38.
For the purposes of this Article 40 only, “Party” shall mean either the Owner, the Contractor or the Sub-Contractor, and “Parties” shall refer to the Owner, the Contractor and the Sub-Contractor collectively.

38.1
Each Party may at any time provide another Party with certain Project Information. Such Party shall retain the Intellectual Property Rights in the Project Information it provides. The Parties shall forthwith return all the Project Information to the Party it received such Project Information from upon the completion of both the Works and Sub-Contract Works, or upon the earlier termination of this Agreement or the GANDRIA Topsides Agreement; provided, however, that each Party may retain for its own use only one record copy of such Project Information for the sole purpose of this Agreement and shall not use it for any other purpose. Each Party shall save, indemnify, defend and hold harmless all other Parties from all claims, losses, damages, costs (including legal costs), expenses, and liabilities of every kind and nature for, or arising out of, any alleged infringement or infringement of Intellectual Property Rights of the Project Information by any member of such Party's Group in respect of Project Information provided by it.

38.2
All Derivative Works developed or created by the Contractor or the Sub-Contractor for the Project (as defined in the GANDRIA Direct Agreement) shall be deemed to be and considered as “Commissioned Works” under applicable laws and regulations except where such Derivative Works are (i) created or made by the Sub-Contractor and (ii) any other agreement (including but not limited to the PRICO® Licence Agreement) governs, controls, pertains to or otherwise deals with the same or substantially similar subject matter, in which case the Parties expressly agree that such Derivative Works shall not constitute, be deemed to be or be considered to be Commissioned Works and such other agreement or agreements shall prevail over this Agreement in respect of such Derivative Works. The Parties agree and acknowledge that the Owner is the commissioning party of the Commissioned Works and all Intellectual Property Rights in the Commissioned Works will solely vest ab initio in the Owner, provided that if for any reason, whether by the operation of law or otherwise, the Contractor and/or Sub-Contractor still retains any rights, title, interests or benefits in the Commissioned Works, each of the Contractor and the Sub-Contractor hereby agrees to assign, including by way of present assignment of future rights, to the Owner all rights that it may have in the Commissioned Works to the Owner. If, for whatever reason, any Commissioned Works does not vest in the Owner by virtue of this Article 40.3, then the Contractor and/or the Sub-Contractor, as applicable shall hold such Commissioned Works on trust for the Owner’s sole use and benefit and shall promptly assign such Commissioned Works to the Owner upon its request. If the Commissioned Works cannot be assigned to the Owner by operation of applicable laws or otherwise, the Contractor and Sub-Contractor shall grant to the Owner a world-wide, paid-up, royalty-free and irrevocable sole license to use, exploit, distribute, promote, sub-license third parties, and to create further derivative works of all Commissioned Works.

38.3
The Contractor may use the Commissioned Works as may be necessary for the purposes of this Agreement only. The Contractor shall not use, disclose to or procure a third party to use or disclose any of the Commissioned Works for any other purpose. For the avoidance of doubt, Articles 40.3 and 40.4 do not apply to the Contractor Background Intellectual Property.

38.4
The Owner hereby grants to the Contractor an irrevocable (except in the event of a breach of this license), non-transferable, nonexclusive, royalty-free license to utilise the Owner Background Intellectual Property, Commissioned Works only to the extent necessary for the construction, operation, maintenance, repair, or alteration of the Works. Notwithstanding any provision in this Agreement to the contrary, rights to intellectual property developed, utilized or modified in the performance of the Sub-Contract Works, excluding the Owner Background Intellectual Property, Derivative Works, and the Contractor Background Intellectual Property, shall remain the exclusive property of the Sub-Contractor. The Contractor hereby grants to the Owner an irrevocable (except in the event of a breach of this license), non-transferable, nonexclusive, royalty-free license to utilise the Contractor Background Intellectual Property only to the extent necessary for the operation, maintenance, rectification or repair of the Works.

38.5
Nothing contained in this Article 40 shall be construed as limiting or depriving the Contractor of its rights to use its Project Information, the Contractor Background Intellectual Property and other basic knowledge and skills (but for the avoidance of doubt this shall not include the Owner Background Intellectual Property, or the Commissioned Works) to design or carry out other projects or work for itself or others, whether or not such other projects or work are similar to the work to be performed pursuant to this Agreement. In circumstances where the Contractor is a party to a validly-created and existing contract with the Owner for the repair, modification and conversion of any Moss Type liquefied natural gas tanker into a floating liquefied natural gas production and storage unit using a two-tiered open lower deck sponson attached to the ship’s sides, then the Contractor shall notify the Owner before undertaking the same work for a party that is not a Party to the GANDRIA Direct Agreement. The Contractor shall have the right to retain and use copies of drawings, documents, and engineering and other data furnished or to be furnished by the Contractor and the information contained therein.

38.6
Rights to the Contractor Background Intellectual Property shall at all times remain the property of the Contractor. Rights to the Owner Background Intellectual Property shall at all times remain the property of the Owner.

38.7
The Contractor and the Owner shall not use or include any third party Intellectual Property Rights in the performance of this Agreement unless (i) it has all licences, consents and approvals as may be necessary to use or include such third party Intellectual Property Rights in the relevant manner and (ii) it procures any licences or consents as may be necessary to enable the Contractor to use the third party Intellectual Property Rights in accordance with the Agreement.

38.8	The Owner and the Contractor hereby warrant to each other that:

(a)	it is the owner of the Project Information provided by it and that it has the right to assign and grant the licences and rights to the other in accordance with this Article 40;

(b)	it has not granted and will not grant any rights to any third party which conflict with or may adversely affect the rights granted to the other under this Article 40;

(c)
the performance of their respective obligations in accordance with this Agreement and/or the GANDRIA Topsides Agreement and/or the GANDRIA Direct Agreement will not infringe any rights including, but not limited to Intellectual Property Rights, of any third party, the Owner Background Intellectual Property, the Contractor Background Intellectual Property, or the Sub-Contractor Background Intellectual Property (as the case may be), or the Project Information provided by any other Party to the Party giving this warranty; and

(d)	it has all necessary rights and licences for the performance of its obligations under this Agreement, the GANDRIA Topsides Agreement, and the GANDRIA Direct Agreement.

38.9
The Contractor shall defend, protect and indemnify and hold the Owner (including its assigns) harmless from and against any third party claims, demands, expenses, liabilities, losses, damages or proceedings (including legal costs on an indemnity basis) in connection with any infringement or alleged infringement of copyright, registered design, trademark rights or patent arising from, out of or in connection with:

(a)	the Contractor’s and/or the Owner’s, consistent with the intended purpose, use or possession of the Works of the Contractor under this Agreement or any component or element thereof;

(b)
the use, consistent with the intended purpose, of any materials or equipment by the Contractor in the performance of the Works by the Contractor under this Agreement or the manner in which the same is used; and/or

(c)	the use, consistent with the intended purpose, of designs, drawings and specifications furnished to the Owner by the Contractor.

38.10
The Owner shall defend, protect and indemnify and hold the Contractor (including its assigns) harmless from and against any third party claims, demands, expenses, liabilities, losses, damages or proceedings (including legal costs on an indemnity basis) in connection with any infringement or alleged infringement of copyright, registered design, trademark rights or patent arising from, out of or in connection with:

(a)
the Owner's and/or the Contractor's, consistent with the intended purpose, use or possession of the Owner Background Intellectual Property, the Works and the Sub-Contract Works or any component or element thereof; and/or

(b)	the use, consistent with the intended purpose, of Project Information, designs, drawings and specifications furnished to the Contractor and/or the Sub-Contractor by the Owner.

38.11	The Contractor’s obligations pursuant to this Article 40 are limited solely to the Contractor’s Scope.

1
LL Ref: A17244245
Owner: ______
Contractor: ______

41.	NOTICES

39.
Every notice demand or other communication under this Agreement shall be sent by email confirmed in writing. Such notice shall be sent to the respective addresses set out below or to such other address as may be notified in writing for such purpose: -

To the Contractor: -    KEPPEL SHIPYARD LIMITED
51 Pioneer Sector 1
Singapore 628437
Attention: S. JayaKumar, General Manager (Projects)
jaya.kumar@keppelshipyard.com

To the Owner: -        GOLAR GANDRIA N.V.
c/o Golar Management Ltd.
One America Square
13th Floor, 17 Crosswall
London EC3N 2LB
United Kingdom
Attention: Hugo Skar/Pernille Noraas
Facsimile No: +1-832-553-8033 or +44-20-7063-7901
Email: Hugo.Skar@golar.com and Pernille.Noraas@golar.com

39.1	Every notice demand or other communication sent by email shall be deemed to have been received:

39.1.1	if received during working hours, at the time of receipt; or

39.1.2	otherwise at the start of working hours on the next Business Day.

42.	HEALTH, SAFETY, ENVIRONMENT & QUALITY ASSURANCE

Safety

40.
The Contractor will perform the Works in compliance with, and shall cause its employees and subcontractors to comply, in all respects, with the provisions of Appendix 6 and all applicable safety and health laws, rules and regulations of governmental agencies having jurisdiction in the country where any of the Works is being performed. The Contractor is also responsible for providing and maintaining a safe and healthy work environment on its premises. The Contractor shall provide, at no additional cost to the Owner, all necessary safety induction of the Owner’s personnel at the Yard. The Owner shall, and shall ensure that each member of the Owner’s personnel shall, at all times, comply with all the Contractor’s regulations and Applicable Laws relating to health, safety and the environment.

40.1
The Contractor shall provide and keep readily available in good working order all safety appliances as well as those reasonably necessary in accordance with good industry practices for safe operation and prescribed by proper bodies and competent authorities.

40.2
The Contractor shall inform the Owner of any injury/damage to its personnel and/or equipment and to the Owner’s personnel and/or materials. The Owner shall inform the Contractor during the performance of the Works, or Sub-Contract Works at the Yard or the Project Site immediately of any situation that is potentially hazardous to workers.

40.3
The Owner’s personnel must possess applicable safety training certificates, and prior to performing work at the Yard, shall be required to have completed a safety induction course (referred to at the Yard as a Shipyard Safety Instruction Course (General Trade)).

40.4
The Owner shall provide each member of the Owner’s personnel at the Yard and Project Site with, or require them to have, appropriate Personal Protective Equipment (PPE) and shall ensure that they use them correctly while working in the Yard’s premises or facilities or the Project Site.

40.5
The Owner shall ensure that its employees and each member of the Owner's personnel at the Yard and Project Site comply with the health, safety and environmental requirements in this Agreement. The Contractor shall be entitled to bar any employee of the Owner or any member of the Owner’s personnel who fails to comply with such health, safety and security regulations and Applicable Laws from entry to the Yard’s premises.

Health & Environment

40.6
The Contractor shall give all notices and otherwise fully comply with all laws, statutes, regulations, ordinances, rules, standards, orders or determinations of any governmental authority (including related determinations, interpretations, orders or opinions of any judicial or administrative authority) which has jurisdiction over the Contractor and the performance of this Agreement pertaining to the protection or conservation of the air, land, human health, industrial hygiene or other aspects of the environment which are directly applicable to the performance of this Agreement.

40.7
The Contractor represents and warrants to the Owner that in the performance of the Works, the operations will not contain or otherwise have incorporated into them any chemical, material or other substance defined as or included in the definition of “hazardous substance”, “hazardous material”, “hazardous chemical”, “hazardous chemical substance”, “hazardous waste” or “toxic substance” or words of similar meaning and regulatory effect, as such terms are defined under any environmental laws, any broader definition of such terms that are used by a state or locality that has jurisdiction over the performance of this Agreement or any interpretation by administrative or judicial authorities, or any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to human health and safety, such definitions, representations and warranties shall exclude however hydrocarbons, discharged water and production related chemicals.

Quality Assurance

40.8
This Agreement shall be carried out under “Quality Assurance” conditions and in accordance with the Specifications. The Quality Plan shall be submitted to the Owner. Without prejudice to the Contractor’s obligations hereunder, the Owner reserves the right to confirm to the Contractor in writing its agreement to the above documentation within thirty (30) Days of submission. If the Owner does not respond within the prescribed time, the documentation submitted shall be deemed accepted by the Owner.

Indemnity from consequences of Asbestos

40.9
The Owner shall indemnify in full, defend and hold the Contractor harmless from and against any and all claims, losses, liability, damages, costs, expenses, demands or proceedings whatsoever and howsoever arising due to and as a result or consequence of asbestos or radioactive or other hazardous waste (or the discharge thereof) from the Vessel and the legal costs in connection therewith (on an indemnity basis) including but not limited to illness, death or personal injury of any person (including, but not limited to, members of the Contractor’s Group).

43.	GENERAL

41.
Change in Control    Any change in control in the Owner (save where the control of the Owner passes to an Affiliate of the Owner) shall be permitted only with the prior written consent of the Contractor, such consent not to be unreasonably withheld or delayed. A change in control in the Owner is deemed to occur when a person or persons acting in concert acquire(s) direct or indirect control of (i) over fifty percent (50%) of the total voting rights conferred by all the issued shares in the capital of the Owner which are exercisable in the general meeting of shareholders or (ii) the majority composition of the board of directors of the Owner.

41.1
Severability    If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions of this Agreement shall continue in force and shall not in any way be affected or impaired.

41.2
Headings    Headings are used only for reference and for convenience and do not define, limit or describe the scope of intent of any Article and shall be ignored for purposes of interpretation of this Agreement.

41.3
Independent Contractor    In the performance of this Agreement, the Contractor is and shall remain an independent contractor. Neither the Contractor nor any one employed by the Contractor shall be deemed for any purpose to be the employee, agent, servant, borrowed servant or representative of the Owner in the performance of the Works.

41.4	Assignment Neither Party shall assign this Agreement or any part thereof without the prior written consent of the other Party except that the Owner may assign the Agreement to:

(a)	Its Affiliate;

(b)	Its lender(s) or financier(s) for the project involving or involving, inter-alia, the Works;

Any other party with the prior written consent of the Contractor, not to be unreasonably withheld or delayed.

The Owner and the Contractor acknowledge that the Owner may for corporate structuring purposes wish to novate this agreement to an Affiliate after the Effective Date. Such novation shall be subject to the agreement of the Parties.

41.5
Third Party Rights    Nothing in this Agreement is intended to confer any benefit on or intended to be enforceable by or against any person who is not a party to this Agreement. Accordingly, no person other than the Parties may enforce this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

41.6
Counterparts    This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by facsimile and shall be as valid and effectual as if executed as all original.

44.	TAXES & DUTIES

42.
The Contractor shall bear and pay all taxes and duties imposed in Singapore in connection with the execution and/or performance of the Works, excluding any taxes and duties imposed in Singapore upon the OFE.

42.1
The Owner shall bear and pay all taxes and duties imposed outside Singapore in connection with the execution and/or performance of this Agreement, except taxes and duties imposed upon those items to be procured by the Contractor for the performance of the Works at the Contractor’s Yard.

45.	INTERPRETATION

43.	This Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the laws of England.

43.1.1
This Agreement contains the entire agreement and understanding between the Parties and supersedes all prior negotiations, representations, letters of intent, term sheets, undertakings and agreements on any subject matter of this Agreement. Any and all previous agreements and/or arrangements between the Parties shall be superseded and become null and void unless incorporated into this Agreement either by specific reference there to or by attachment to this Agreement as an Appendix hereto.

43.2
All provisions or requirements contained in the Specifications and the Articles of this Agreement are intended to amplify, explain and complement each other. In the event of any conflict or inconsistency between these documents, the Articles shall take precedence over the Specifications.

46.	DISPUTE RESOLUTION

44.
In the event of any dispute arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, the same shall be brought to the attention of each Party’s executive management who shall attempt to resolve such dispute.

44.1
If such dispute cannot be mutually resolved by the Parties, the Parties agree that legal proceedings may be brought in the courts of England to resolve such dispute and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts.

44.2
With regard to any dispute or difference related to technical matters affecting the Vessel, such may be resolved and determined by the Classification Society if so and to the extent agreed by the Parties in writing whereupon the Parties agree to be bound by the decision of the Classification Society and such decision shall be final and binding upon the Parties.

44.3
The Contractor irrevocably appoints as its agent for service of proceedings issued by the Owner in the courts of England: Nausch, Hogan & Murray (U.K.), 11-13 Crosswall London, EC3N 2JY, United Kingdom.

44.4
The Owner irrevocably appoints as its agent for service of proceedings issued by the Contractor in the courts of England: Golar Management, 13th Floor, One America Square, 17 Crosswall, London EC3N 2LB.

44.5
The Owner irrevocably consents to be joined in any proceedings between the Contractor and the Sub-Contractor which may be relevant to, arise out of, or has or may have any consequence upon the rights or obligations of the Contractor under, pursuant to or in connection with this Agreement.

47.	SECURITIES

45.
Subject to Article 47.2 below and upon receipt of the Contractor’s notification pursuant to Article 4.1, as security for the performance of the Owner’s obligations under this Agreement the Owner shall execute and deliver to the Contractor within the time specified in Article 4.3, at the Owner’s own cost and expense, a first ranking ship mortgage on the Vessel in favour of the Contractor, in the form set out in Appendix 10 (Form of Vessel Mortgage) governed by the laws of the Marshall Islands, and which shall constitute a valid first preferred maritime lien on the Vessel under the laws of the Marshall Islands in which the Vessel is registered. Such mortgage shall remain effective, valid, unencumbered and existing until the date of Vessel Leaving The Yard, after which the provisions of Article 47.2 below shall apply.

45.1
Upon Vessel Leaving The Yard, the ship mortgage granted by the Owner to the Contractor under Article 47.1 above shall be released and discharged, and the Owner shall execute and deliver, at its own cost and expense, a bank guarantee in the form set out in Appendix 10 (Form of Bank Guarantee) from the Singapore branch of an international bank with a rating not less than AA based on Standard & Poor’s credit rating reasonably acceptable to the Contractor. Such bank guarantee shall be effective from the date of Vessel Leaving The Yard until the satisfaction of all of the Owner’s payment obligations under this Agreement. For the avoidance of doubt, the Contractor shall not be obliged to release or discharge the ship mortgage until it has received such bank guarantee.

45.2
As security for the performance of the Contractor’s obligations under this Agreement, the Contractor agrees and undertakes to deliver to the Owner a duly and validly executed Parent Company Guarantee in the form of Appendix 10 from Keppel Offshore & Marine Ltd within 14 Days from the Date of Agreement.

48.	COMPLIANCE WITH ANTI-BRIBERY LAWS AND SANCTIONS

46.	For purposes of this Article 48 the following term shall have the following meaning:

“Government Official” shall mean any official or employee of any government, or any agency, ministry, department of a government (at any level), person acting in an official capacity for a government regardless of rank or position, official or employee of a company wholly or partially controlled by a government (for example, a state owned oil company), political party and any official of a political party; candidate for political office, officer or employee of a public international organisation, such as the United Nations or the World Bank, or immediate family member (meaning a spouse, dependent child or household member) of any of the foregoing.

46.1	The Contractor represents and warrants that, in connection with this Agreement and the Works:

46.1.1	it is knowledgeable about Anti-Bribery Laws applicable to the performance of this Agreement and shall comply with all such Anti-Bribery Laws; and

46.1.2
neither it nor, to the best of its knowledge and belief, any other member of the Contractor’s Group have made, offered or authorised or will make, offer or authorise any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any Government Official or any person where such payment, gift, promise or other advantage would (i) compromise a facilitation payment; and/or (ii) violate the Anti-Bribery Laws.

46.2
The Contractor undertakes to immediately notify the Owner if, in connection with this Agreement or the Works, it receives or becomes aware of any request from a Government Official or any person for any payment, gift, promise or other advantage of the type mentioned in Article 48.2.2.

46.3
The Owner confirms that its appointment of the Contractor was expressly made on the basis that Anti-Bribery Laws would not be violated. The Contractor acknowledges that the contents of this Agreement may be disclosed by the Owner to governmental authorities (or their duly-authorised agents) for the purpose of demonstrating compliance with this Article 48.

46.4
The Contractor shall indemnify, defend and hold harmless the Owner’s Group from and against, any and all losses, damages, claims, expenses (including legal costs), fines and penalties incurred by the Owner’s Group arising out of the Contractor’s representations in this Article 48 being untrue or arising out of the Contractor’s breach of any of its representations, warranties and undertakings in this Article 48.

46.5
Failure to comply with any obligation under this Article 48 will be regarded as due cause for the Owner to give notice to terminate this Agreement in accordance with Article 32.1(g) (Contractor’s default).

46.6
The Contractor and all other members of the Contractor’s Group subject to the Anti-Bribery Laws shall maintain adequate internal controls and procedures to assure compliance with Anti-Bribery Laws, including procedures to ensure that all transactions in connection with the Works are accurately recorded and reported in its books and records to truly reflect the activities to which they pertain, such as the purpose of each transaction and to whom it was made or from whom it was received.

46.7
The Contractor shall maintain, either physically, by electronic media or on microfilm, all records and information related to this Agreement and/or any work statement in connection therewith for a period of five (5) years after the later of: (i) the end of the Warranty Period; or (ii) in the event of termination, the date of termination.

46.8
In the event an Authority undertakes a lawful investigation of the Owner’s violation of obligations under the Anti-Bribery Laws the Owner shall have the right to employ, at the Owner’s expense, an unaffiliated third party to audit all information, rates and costs and expenses related to this Agreement in connection therewith at any time during and within five (5) years after the later of: (i) the end of the Warranty Period; or (ii) in the event of termination, the date of termination. Subject to the consent of the relevant Authority or Authorities, the Contractor shall be provided with a complete copy of the audit upon its completion and prior to its submission to the Owner solely for the purpose of ensuring that none of the Contractor’s pricing, mark-up and profit margins are disclosed. The third party authorised by the Owner may have access at all reasonable times to any place where the records are being maintained and the Contractor shall afford every reasonable facility for this right of access. The third party authorised by the Owner shall have the right to reproduce and retain copies of any of the aforesaid records or information subject to an obligation of confidentiality consistent with the one in this Agreement, and subject further to the exclusion of any documents to the extent they show the Contractors pricing, mark-up and profit margins, except to the extent necessary to disclose alleged violations of the Anti-Bribery Laws, comply with Applicable Laws or the instructions of the Authorities. The Contractor shall implement all agreed recommendations arising from audits within a time mutually agreed with the Owner.

46.9
Upon the Owner’s request the Contractor will, as soon as reasonably practical, provide the person authorised by the Owner with all records relating to the Contractor and/or, to the extent reasonably available, any work statement in connection therewith which are created or kept by any other member of the Contractor’s Group.

46.10
The Contractor shall not, and shall not knowingly permit or authorise any member of the Contractor’s Group to, directly or indirectly, procure any equipment or any enter into any arrangement or do anything in connection with this Agreement or the Works with, or for the benefit of, any Restricted Party or undertake the Works in a manner, or do or omit to do anything, that would reasonably be expected to result in the Owner or any member of the Owner’s Group being in breach of any Sanctions or becoming a Restricted Party.

IN WITNESS WHEREOF, the Parties have by their respective duly authorized representatives below mentioned duly executed this Agreement on the day and year first above written:

Signed by the Owner, GOLAR GANDRIA N.V., a company incorporated in Curaçao, by Pernille Noraas, being a person who, in accordance with the laws of that territory, is acting under the authority of the company

Signature

/s/ Pernille Noraas
………………………..
Pernille Noraas
Attorney-in-fact
Authorised Signatory

Signed by the Contractor, KEPPEL SHIPYARD LIMITED, a company incorporated in the Republic of Singapore, by Michael Chia Hock Chye, being a person who, in accordance with the laws of that territory, is acting under the authority of the company

Signature

/s/ Michael Chia Hock Chye
………………………..
Michael Chia Hock Chye
Director
Authorised Signatory

APPENDIX 1A: OWNER’S BASIS OF DESIGN

APPENDIX 1B: OUTLINE SPECIFICATION OF CONVERSION, SPECIFICATION OF DRY-DOCKING AND REPAIR WORK

APPENDIX 1C: OWNER RELY-UPON INFORMATION

APPENDIX 1D: PRELIMINARY PROJECT SCHEDULE

APPENDIX 2: GANDRIA TOPSIDES AGREEMENT

APPENDIX 3: PRICE SCHEDULE

•	Conversion Scope

•	Conversion scope

•	Annex 1: Re-measurable

•	Annex 2: Broken Down Repair Costs

APPENDIX 4: OFE AND OWNER ENGINEERING DELIVERABLES ROS DATES

APPENDIX 5: PRELIMINARY PROJECT EXECUTION PLAN

APPENDIX 6: PRELIMINARY SITE HEALTH, SAFETY AND ENVIRONMENTAL MANAGEMENT PLAN

APPENDIX 7: PRELIMINARY PROJECT QUALITY PLAN

APPENDIX 8: APPROVED VENDOR AND SUBCONTRACTOR LIST

APPENDIX 9: ADMINISTRATION PROCEDURE

APPENDIX 10: FORMS

DELIVERY CERTIFICATE

KNOW ALL MEN BY THESE PRESENTS:

That on this day, the ____ day of ________________, 20__, the vessel known as the _____________ (the “Vessel”) has been delivered by ____________________ (the “Owner”) to KEPPEL SHIPYARD LIMITED (the “Contractor”) of 51 Pioneer Sector 1, Singapore 628437 pursuant to the EPC Contract dated ________________, 20__ and all amendments thereto (“Agreement”) entered between the Owner and the Contractor.

Owner	Contractor
……………………………………	……………………………………
Name:	Name:
Title:	Title:

PROTOCOL OF MECHANICAL COMPLETION

KNOW ALL MEN BY THESE PRESENTS:

That on this day, the ____ day of ________________, 20__, the works on the vessel known as the _____________ (the “Vessel”) has achieved mechanical completion and has been successfully completed by KEPPEL SHIPYARD LIMITED (the “Contractor”) of 51 Pioneer Sector 1, Singapore 628437 and accepted by the ______________________ (the “Owner”) pursuant to the EPC Contract dated ________________, 20__ and all amendments thereto (“Agreement”) entered between the Owner and the Contractor.

Owner	Contractor
……………………………………	……………………………………
Name:	Name:
Title:	Title:

PROTOCOL OF REDELIVERY AND ACCEPTANCE

KNOW ALL MEN BY THESE PRESENTS:

That the vessel known as the __________ (the “Vessel”) has been repaired, modified and converted by KEPPEL SHIPYARD LIMITED (the “Contractor”) of 51 Pioneer Sector 1, Singapore 628437 in accordance with the terms of the EPC Contract dated ________________, 20__ and all amendments thereto (“Agreement”) entered between the Contractor and ____________________ (the “Owner”) and that the Contractor by these presents does hereby redeliver the Vessel to the Owner pursuant to the terms of the Agreement and the Owner, through its duly authorized representative, does hereby accept redelivery of the Vessel.

The Vessel located at _________________________ is hereby redelivered by the Contractor and accepted by the Owner as of ________ hours on the __________________, 20__.

Owner	Contractor
……………………………………	……………………………………
Name:	Name:
Title:	Title:

FORM OF CORPORATE GUARANTEE

CERTIFICATE OF VESSEL LEAVING THE YARD

MECHANICAL COMPLETION CERTIFICATE / PROTOCOL OF MECHANICAL COMPLETION

READY FOR STARTUP CERTIFICATE

READY FOR FIRST GAS CERTIFICATE

FORM OF VESSEL MORTGAGE

FORM OF BANK GUARANTEE

2
Owner: ______
Contractor: ______